As filed with the Securities and Exchange Commission on January 18, 2006
Registration No. 333-_____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYNOVUS FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

GEORGIA	6022	58-1134883
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
1111 BAY AVENUE, SUITE 500
COLUMBUS, GEORGIA 31901
(706) 649-5220
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

KATHLEEN MOATES
SENIOR DEPUTY GENERAL COUNSEL
SYNOVUS FINANCIAL CORP.
1111 BAY AVENUE, SUITE 501
COLUMBUS, GEORGIA 31901
(706) 649-4818
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement and all other conditions to the closing of the merger described herein have been satisfied or waived.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
CALCULATION OF REGISTRATION FEE

Title Of Each Class		Proposed Maximum	Proposed Maximum	Amount Of
Of Securities To	Amount To Be	Offering Price	Aggregate	Registration
Be Registered	Registered	Per Share	Offering Price	Fee
Common Stock, $1.00 par value per share	3,209,293(1)	(2)	(2)	$2,879(3)

(1)	This amount is based upon the maximum number of shares of Synovus common stock anticipated to be issued upon the merger of Banking Corporation of Florida with and into Synovus Financial Corp. and represents the product of the 1.7697 exchange ratio and 1,813,467, which is the maximum number of shares of Banking Corporation of Florida common stock that may be exchanged in the merger.

(2)	Not applicable.

(3)	Determined pursuant to Rule 457(f)(2) promulgated under the Securities Act and estimated solely for purposes of calculating the registration fee. Based upon the book value of common stock of Banking Corporation of Florida at September 30, 2005, there being 1,643,037 shares of such stock issued and outstanding on that date, having an aggregate book value on that date of $26,898,498.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION – DATED JANUARY 18, 2006
BANKING CORPORATION OF FLORIDA
8850 Tamiami Trail North
Naples, Florida 34108
SPECIAL MEETING OF SHAREHOLDERS
     You are cordially invited to attend a special meeting of shareholders of Banking Corporation of Florida to be held at the main office of First Florida Bank, 8850 Tamiami Trail North, Naples, Florida 34108, on                     ,                     , 2006, at                     local time.
     At the special meeting you will be asked to vote upon a proposal to approve the acquisition of BCOF by Synovus Financial Corp. by means of the merger of BCOF with and into Synovus.
     In the merger, each share of BCOF common stock, excluding those shares of BCOF common stock as to which appraisal rights have been duly and validly exercised in accordance with Florida law, will be converted into 1.7697 shares of Synovus common stock. Because the price of Synovus common stock fluctuates, the value of the securities you will receive will fluctuate on a day-to-day basis. Assuming the merger had been completed on                     , 2006, you would be entitled to receive Synovus shares with a market value of approximately $                     for each share of BCOF common stock that you own. Shareholders of BCOF generally will not recognize a gain or loss for tax purposes in connection with the conversion of their shares of BCOF common stock into Synovus common stock.
     Synovus common stock is traded on the New York Stock Exchange and Synovus has registered 3,209,293 shares of its common stock for issuance in connection with the merger.
     BCOF has received from its financial advisor, Hovde Financial LLC, an opinion that the consideration to be received pursuant to the merger agreement is fair from a financial point of view to the shareholders of BCOF.
     The merger cannot be completed unless holders of a majority of the outstanding shares of BCOF common stock that are entitled to vote on the merger approve it. The board of directors urges you to consider the enclosed material carefully and recommends that you vote “FOR” approval of the merger.
     Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your card or vote in person, the effect will be a vote against the merger.
     On behalf of the Board of Directors of BCOF, we urge you to vote “FOR” the merger.

Samuel L. Kaplan	Lowell C. Anderson
President	Chief Executive Officer and Chairman
Banking Corporation of Florida	Banking Corporation of Florida
     Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued in the merger or determined if this document is accurate or adequate. It is illegal to tell you otherwise. The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
     Please see “Risk Factors” beginning on page 9 for a description of the factors that may affect the value of Synovus common stock to be issued in the merger and that should be considered by BCOF shareholders with respect to the merger of BCOF with and into Synovus.
     The date of this document is                     , 2006, and it is first being mailed to the shareholders of BCOF on or about                     , 2006.

BANKING CORPORATION OF FLORIDA
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on ___, 2006
To Our Shareholders:
     Notice is hereby given that a special meeting of the shareholders of Banking Corporation of Florida will be held at the main office of First Florida Bank, 8850 Tamiami Trail North, Naples, Florida 34108 on                     ,                     , 2006, at ___local time, for the following purposes:
1.	To consider and vote upon a proposal to approve and adopt the merger agreement, dated as of October 24, 2005, between Synovus Financial Corp. and Banking Corporation of Florida. Under the terms of the merger agreement, Banking Corporation of Florida will be merged with and into Synovus, and Banking Corporation of Florida shareholders will receive shares of Synovus common stock as more fully described in the accompanying document dated ___, 2006.

2.	To consider and vote upon such other matters as may properly come before the special meeting or any adjournments or postponements of the special meeting.
     Only shareholders of record on                     , 2006 are entitled to receive notice of the special meeting and to vote at the special meeting.
     The merger is described in the accompanying document, which you are urged to read carefully. A copy of the merger agreement is attached as Appendix “A” to the accompanying document.
     Shareholders of Banking Corporation of Florida have the right to dissent from the merger and receive payment in cash of the fair value of their shares of Banking Corporation of Florida common stock upon compliance with the appraisal rights provision of the Florida Business Corporation Act, a copy of which is attached as Appendix “B” to the accompanying document.

By Order of the Board of Directors

Robert O. Smedley
Vice President and Assistant Secretary
Naples, Florida
, 2006
     Please mark, date, sign and promptly return the enclosed proxy card so that your shares may be voted in accordance with your wishes and so that a quorum may be assured. The giving of a proxy does not affect your right to vote in person if you attend the special meeting.
     The Board of Directors of Banking Corporation of Florida Unanimously Recommends that You Vote in Favor of the Merger.
Do Not Send Stock Certificates With Your Proxy Card.

REFERENCES TO ADDITIONAL INFORMATION
     This document incorporates important business and financial information about Synovus Financial Corp. from documents filed with the Securities and Exchange Commission, which in this document we refer to as the SEC, that are not included in or delivered with this document. The information is available to you without charge upon your written or oral request to Synovus Financial Corp., which in this document we refer to as Synovus. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from Synovus at the following address:
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
Attn: G. Sanders Griffith, III
Senior Executive Vice President,
General Counsel & Secretary
Telephone: (706) 649-2267
     You also may obtain these documents at the SEC’s web site, www.sec.gov, and you may obtain certain of these documents at Synovus’ web site, www.synovus.com, by selecting “Investor Relations,” then selecting “Financial Info.” and then selecting “SEC Filings.” Other information contained on Synovus’ web site is expressly not incorporated by reference into this document.
     If you would like to request documents, please do so by ___, 2006 in order to receive them before the special meeting.
     Please see “Where You Can Find More Information” on page 43 for further information.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why is the merger being proposed?

A:	Banking Corporation of Florida’s board of directors believes the merger is in the best interests of Banking Corporation of Florida, which in this document we refer to as BCOF, and will provide significant benefits to its shareholders. Synovus’ board of directors believes that the acquisition of BCOF will offer Synovus the opportunity to expand its banking operations in the attractive banking markets in the southern coastal and central areas of Florida. To review the background and reasons for the merger in greater detail, see pages 13 through 15.

Q:	What will I receive in the merger?

A:	BCOF shareholders will receive 1.7697 shares of Synovus common stock for each share of BCOF common stock they hold. Because the market price of Synovus common stock fluctuates, the value of securities you will receive will fluctuate on a day-to-day basis.

Synovus will not issue fractional shares in the merger. Instead, BCOF shareholders will receive a cash payment, without interest, for the value of any fraction of a share of Synovus common stock that they would otherwise be entitled to receive, based upon the closing price of Synovus common stock on the last business day immediately prior to the effective date of the merger.

Q:	What happens as the market price of Synovus common stock fluctuates?

A:	Because the market price of Synovus common stock fluctuates, at the time you vote you will not know what the shares will be worth when issued in the merger.

Q:	When is the merger expected to be completed?

A:	We expect to complete the merger in the first quarter of 2006.

Q:	What are the income tax consequences of the merger to me?

A:	Powell Goldstein LLP has issued an opinion, which it will confirm as of the effective date of the merger, that the merger will qualify as a reorganization under Section 368 of the Internal Revenue Code. BCOF shareholders generally will not recognize gain for federal income tax purposes as a result of the surrender of BCOF common stock for receipt of Synovus common stock (except to the extent of cash received in lieu of fractional shares or as a result of the exercise of appraisal rights). Your tax treatment may depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Q:	What am I being asked to vote upon and what is the required shareholder vote?

A:	You are being asked to approve the merger of BCOF with and into Synovus. Approval of the proposal requires the affirmative vote of holders of a majority of the shares of outstanding common stock of BCOF that are entitled to vote on the merger. BCOF’s board of directors encourages you to vote at the special meeting. The BCOF board of directors has unanimously approved and adopted the merger agreement and recommends that BCOF shareholders vote FOR the approval of the merger.

Q:	What should I do now?

A:	You should read this document carefully and determine whether you desire to vote for approval of the merger.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, we will send you written instructions for exchanging your BCOF common stock certificates for Synovus common stock certificates.
WHO CAN HELP ANSWER YOUR QUESTIONS
     If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:
Banking Corporation of Florida
8850 Tamiami Trail North
Naples, Florida 34108
Attn: Robert O. Smedley
Telephone: (239) 597-8989

SUMMARY
     This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the merger agreement. See “Where You Can Find More Information” on page 43. Each item in this summary refers to the page where that subject is discussed in more detail.
The Companies (page 34)
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
Telephone: (706) 649-5220
     Synovus is a diversified financial services company whose stock is traded on the New York Stock Exchange, or NYSE, under the symbol “SNV.” As of September 30, 2005, Synovus had total assets of approximately $27.1 billion, total deposits of $20.3 billion, shareholders’ equity of $2.9 billion and net loans of $20.6 billion. Synovus and its 39 commercial banking subsidiaries presently provide banking services in offices located in Georgia, Alabama, Florida, South Carolina and Tennessee. Synovus also provides a variety of other financial services including mortgage banking, securities brokerage, insurance agency, equipment leasing and trust services. In addition, Synovus holds an 81% interest in Total System Services, Inc., which in this document we refer to as TSYS, an electronic payment processing company whose stock is traded on the NYSE.
Banking Corporation of Florida
8850 Tamiami Trail North
Naples, Florida 34108
Telephone: (239) 597-8989
     BCOF is registered as a bank holding company under the Bank Holding Company Act. As of September 30, 2005, BCOF had total assets of $347.6 million, total deposits of $308.4 million, shareholders’ equity of $26.9 million and net loans of $312.7 million. BCOF has one banking subsidiary, First Florida Bank, Naples, Florida, which provides services through its three full-service banking offices and one loan production office. All references to BCOF refer to Banking Corporation of Florida and its subsidiary bank, unless the context otherwise requires.
The Merger (page 12)
     If the merger is approved by BCOF’s shareholders, BCOF will be merged with and into Synovus, and BCOF’s banking subsidiary, through which it operates, will become a wholly owned subsidiary of Synovus. The merger requires the approval of the holders of a majority of the BCOF common stock outstanding on the record date. The directors and executive officers of BCOF together own approximately 18.6% of the outstanding shares entitled to vote at the meeting, and we expect them to vote their shares in favor of the merger.
     We have attached the merger agreement as Appendix “A” to this document. We encourage you to read the merger agreement, as it is the legal document that governs the merger.
BCOF’s Reasons for the Merger (page 14)
     In reaching its decision to approve and recommend approval of the merger agreement, the BCOF board of directors considered a number of factors, including the following:
•	the value of the consideration to be received by BCOF shareholders relative to the book value and earnings per share of BCOF common stock;

•	certain information concerning the financial condition, results of operations and business prospects of Synovus;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus;

•	the average daily trading volumes of shares of Synovus common stock;

•	the alternatives to the merger, including remaining an independent institution;

•	the competitive and regulatory environment for financial institutions generally;

•	the expanded range of banking services that the merger will allow BCOF to provide its customers;

•	the enhanced career opportunities and benefits afforded First Florida Bank employees as a result of the merger;

•	the expected new dividend yield for BCOF shareholders from owning Synovus common stock;

•	the fact that the merger will enable BCOF shareholders to exchange their shares of BCOF common stock for shares of common stock of a regional bank, the stock of which is widely held and actively traded, and that such consideration will be received tax-free; and

•	the opinion of Hovde Financial LLC that the consideration to be received by BCOF shareholders pursuant to the merger agreement is fair from a financial point of view.
Opinion of BCOF’s Financial Advisor (page 15)
     BCOF asked its financial advisor, Hovde Financial LLC, for advice on the fairness, from a financial point of view, of the merger consideration to BCOF’s shareholders. Hovde has delivered its written opinion to the BCOF board that as of October 6, 2005, the day the BCOF board approved the merger agreement, the consideration to be received pursuant to the merger agreement was fair, from a financial point of view, to the shareholders of BCOF. The opinion is attached as Appendix “C” to this document. You should read this opinion completely to understand the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Hovde. Hovde’s opinion is addressed to the BCOF board and does not constitute a recommendation to any shareholder as to how to vote with respect to matters relating to the proposed merger. You should also be aware that the opinion of Hovde does not address the fairness of the merger consideration at the time the merger is completed or at any time other than October 6, 2005.
BCOF Special Shareholders’ Meeting (page 10)
     The special meeting will be held at the main office of First Florida Bank, 8850 Tamiami Trail North, Naples, Florida on                     ,                     , 2006, at ___local time.
Conditions to the Merger (page 22)
     Consummation of the merger is subject to various conditions, including:
•	receipt of BCOF shareholder approval;

•	receipt of the necessary regulatory approvals;

•	receipt of an opinion from Powell Goldstein LLP regarding tax aspects of the merger; and

•	satisfaction of other customary closing conditions.
     The regulatory approvals necessary to consummate the merger and the other transactions contemplated by the merger agreement include the approval of the Board of Governors of the Federal Reserve System, which in this document we refer to as the Federal Reserve Board, the Georgia Department of Banking and Finance and the Florida Department of Financial Institutions. On January 10, 2006, the merger was approved by the Florida Department of Financial Institutions. The Federal Reserve Board and the Georgia Department of Banking and Finance have not yet approved the merger, however.
Accounting Treatment (page 28)
     The merger will be accounted for as a purchase for financial reporting purposes.

Material United States Federal Income Tax Consequences of the Merger (page 27)
     We expect that Synovus, BCOF and BCOF shareholders will not recognize any gain or loss for United States federal income tax purposes as a result of the merger. The boards of directors of both companies have received an opinion of tax counsel that the above will be the federal income tax consequences of the merger. A copy of this opinion is attached to this document as Appendix “D.” The opinion will not bind the Internal Revenue Service, which could take a different view. This tax treatment will not apply to any BCOF shareholder that exercises appraisal rights and may not apply to certain other shareholders, such as shareholders who acquire their stock upon the exercise of a stock option received in connection with employment. Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax treatment will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences.
Effective Date of Merger (page 12)
     The merger will become effective when all of the conditions to the merger have been satisfied and Articles of Merger are filed with the Georgia Secretary of State and the Department of State of Florida. Subject to the conditions specified in the merger agreement, the parties anticipate that the merger will become effective in the first quarter of 2006. There can be no assurances, however, as to whether or when the merger will occur.
Appraisal Rights (page 32)
     Holders of BCOF common stock are entitled to dissent from the merger under Florida law and, if the merger is consummated, to receive payment in cash for the fair value of their shares, upon compliance with the appraisal rights provisions of the Florida Business Corporation Act. To preserve these rights, a shareholder must not vote in favor of the merger and must deliver to BCOF a written notice of intent to demand payment for such shareholder ’ s shares before the vote on the merger at the special meeting of BCOF shareholders. The delivery of a proxy or vote against the merger is not considered such a notice. Failure to follow required procedures may result in the loss of statutory appraisal rights. Appraisal rights are addressed in more detail beginning on page 32.
Risk Factors (page 9)
     In addition to the other information included in this document, including the matters addressed in “Forward-Looking Statements” on page 9, you should carefully consider the material risk factors to the merger, beginning on page 9, in determining whether to vote in favor of the merger.
Interests of BCOF’s Directors and Executive Officers in the Merger (page 26)
     Certain executive officers of BCOF have interests in the merger that are different from your interests. For example, Robert O. Smedley, Chief Executive Officer and President of First Florida Bank, has entered into an employment agreement with Synovus, effective on the date the merger is completed, providing for his continued employment as the Chief Executive Officer and President of First Florida Bank and upon the completion of the merger, for his employment as the Chairman of First Florida Bank, for a period of five years following the merger. In addition, Mr. Smedley and BCOF’s other directors and executive officers hold stock options that will become exercisable immediately prior to the effectiveness of the merger.
Termination of the Merger Agreement (page 25)
     Either BCOF or Synovus may terminate the merger agreement under the following circumstances, among others:
•	the mutual consent of Synovus and BCOF;

•	if the merger is not completed before April 30, 2006, unless the failure to consummate by this time is due to a breach of the merger agreement by the party seeking to terminate; or

•	failure of any of the conditions set forth in the merger agreement unless the failure is due to a breach of the merger agreement by the party seeking to terminate.

     Also, BCOF may terminate the merger agreement if the closing price of Synovus common stock on the NYSE decreases by more than 15% from $29.11 and such decrease as measured from August 17, 2005 exceeds the change in the aggregate closing price per share of an index of Southeastern Bank Holding Company stocks on any date of determination by more than 15 percentage points.
     Synovus may terminate the merger agreement if the closing price of Synovus common stock on the NYSE exceeds $29.11 by 15% or more and such percentage increase over $29.11, as measured from the first date the closing price of Synovus common stock on the NYSE exceeds $29.11, exceeds the change in the aggregate closing price per share of an index of Southeastern Bank Holding Company stocks on any date of determination by more than 15 percentage points.
No Solicitation (page 24)
     BCOF has agreed that until the completion of the merger, BCOF will not directly or indirectly take any specified actions with respect to any acquisition proposal. However, notwithstanding these restrictions, BCOF may, if necessary to comply with its fiduciary obligations and subject to other qualifications and conditions, furnish information and engage in discussions or negotiations in response to unsolicited acquisition proposals.
Effect of Merger on Rights of BCOF Shareholders (page 28)
     BCOF is a Florida corporation and, therefore, the rights of shareholders of BCOF currently are determined by reference to the Florida Business Corporation Act and BCOF’s Articles of Incorporation and bylaws. At the effective time of the merger, shareholders of BCOF will become shareholders of Synovus, which is a Georgia corporation. As a result, your rights as shareholders of Synovus will then be determined by reference to the Georgia Business Corporation Code and Synovus’ Articles of Incorporation and bylaws. The laws of these jurisdictions vary. There are also various differences between Synovus’ Articles of Incorporation and bylaws and BCOF’s Articles of Incorporation and bylaws.
Comparative Market Price Information and Dividends
     Synovus common stock is listed on the NYSE under the symbol “SNV.” On January 16, 2006, there were approximately 183 holders of record of BCOF common stock. No established trading market for BCOF common stock exists. Transactions in BCOF common stock are infrequent and are negotiated privately between the persons involved in these transactions. These transactions are not reported on an exchange or other organized trading system. For these reasons, BCOF lacks reliable data regarding recent trading activity in BCOF common stock. To the knowledge of management of BCOF, the last transaction in BCOF common stock occurred on February 27, 2004 when 5,000 shares were sold at a price of $16.00 per share.
     The following table presents, for October 28, 2005 and ___, 2006:
•	the last reported sale price of one share of Synovus common stock, as reported on the NYSE Composite Transaction Tape;

•	the most recent sales price of BCOF common stock to the knowledge of management of BCOF; and

•	the equivalent per share price of BCOF common stock, giving effect to the merger.
     October 28, 2005 was the last full trading day before the public announcement of the proposed merger, and                     , 2006, was the last day for which such information could be calculated before the date of this document. The equivalent price per share data for BCOF common stock has been determined by multiplying the last reported sale price of one share of Synovus common stock on each of these dates by the per share exchange ratio of 1.7697.

			Equivalent Price Per Share
	Synovus	BCOF(1)	of BCOF
Date	Common Stock	Common Stock	Common Stock
October 28, 2005	$27.21	$16.00	$48.15
__________, 2006	$—	$16.00	$—

(1) Represents the most recent transaction in the common stock of BCOF, to the knowledge of BCOF, which occurred on February 27, 2004.
     Synovus common stock is listed on the NYSE under the symbol “SNV.” There is no trading market for BCOF common stock. BCOF has never paid a cash dividend. The table below shows the high and low closing prices of Synovus common stock and cash dividends declared per share for Synovus for the last two fiscal years.

	Synovus
			Cash
	High	Low	Dividends
Quarter Ended
March 31, 2005	$28.51	$26.59	$0.1825
June 30, 2005	29.49	26.98	0.1825
September 30, 2005	29.95	27.02	0.1825
December 31, 2005	28.42	26.49	0.1825
Quarter Ended
March 31, 2004	$28.82	$22.67	$0.1733
June 30, 2004	25.75	23.31	0.1733
September 30, 2004	26.50	24.49	0.1733
December 31, 2004	28.89	26.50	0.1733

SELECTED FINANCIAL DATA
     The following tables show summary historical financial data for Synovus. The information in the following tables was derived from historical financial information contained in annual and quarterly reports and other information Synovus has filed with the SEC. When you read the summary financial information provided in the following table, you should also read the historical financial information contained in annual and quarterly reports and other information Synovus has filed with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” on page 43.
Synovus Financial Corp.
Selected Financial Data
(Dollars in thousands, except per share data)

	Nine Months Ended
	September 30,
	(unaudited)		Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Income Statement:

Total revenues (a)	$2,124,932	1,769,406	$2,381,615	2,129,902	1,949,688	1,792,286	1,626,966
Net interest income	708,752	636,643	860,679	763,064	717,504	629,791	562,332
Provision for losses on loans	61,745	54,464	75,319	71,777	65,327	51,673	44,341
Non-interest income (b)	1,416,778	1,132,674	1,521,011	1,369,329	1,234,822	1,164,217	1,065,415
Non-interest expense	1,430,262	1,190,280	1,588,366	1,422,143	1,299,470	1,232,483	1,155,176
Net income	379,186	318,311	437,033	388,925	365,347	311,616	262,557

Per share data:
Net income — basic	$1.22	1.04	$1.42	1.29	1.23	1.07	0.93
Net income — diluted	1.20	1.03	1.41	1.28	1.21	1.05	0.92
Cash dividends declared	0.55	0.52	0.69	0.66	0.59	0.51	0.44
Book Value	9.21	8.32	8.52	7.43	6.79	5.75	4.98

Balance Sheet:
Investment securities	$2,821,018	2,621,120	$2,695,593	2,529,257	2,237,725	2,088,287	2,077,928
Loans, net of unearned income	20,904,677	18,871,056	19,480,396	16,464,914	14,463,909	12,417,917	10,751,887
Total assets	27,075,090	24,389,493	25,050,178	21,632,629	19,036,246	16,654,891	14,908,092
Deposits	20,279,210	17,774,384	18,577,468	15,941,609	13,928,834	12,146,198	11,161,710
Long-term debt	2,256,388	1,740,103	1,879,583	1,575,777	1,336,200	1,052,943	840,859
Shareholders’ equity	2,874,906	2,576,714	2,641,289	2,245,039	2,040,853	1,694,946	1,417,171
Average total shareholders’ equity	2,763,529	2,427,096	2,479,404	2,166,777	1,855,492	1,548,030	1,303,634
Average total assets	25,997,334	22,802,429	23,275,001	20,412,853	17,414,654	15,375,004	13,466,385

Performance ratios and other data:
Return on average assets (c)	1.95%	1.86	1.88%	1.91	2.10	2.03	1.95
Return on average equity (c)	18.35	17.52	17.63	17.95	19.69	20.13	20.14
Net interest margin, before fees	4.01	3.90	3.92	3.90	4.27	4.28	4.36
Net interest margin, after fees	4.15	4.25	4.22	4.26	4.65	4.65	4.70
Efficiency ratio (d)	50.00	52.58	52.06	53.34	52.07	53.80	55.35
Dividend payout ratio (e)	45.83	50.49	48.94	51.56	48.76	48.57	47.83
Average shareholders’ equity to average assets	10.63	10.64	10.65	10.61	10.65	10.07	9.68
Average shares outstanding, basic	311,204	306,435	307,262	302,010	297,325	290,304	283,552
Average shares outstanding, diluted	314,648	309,348	310,330	304,928	301,197	295,850	286,882

(a)	Consists of net interest income and non-interest income, excluding securities gains (losses).

(b)	Includes reimbursable items, and with respect to the year ended December 31, 2002, impairment loss on private equity investment of $8.4 million (pre-tax).

(c)	Returns for the nine months ended September 30, 2005 and 2004 are annualized.

(d)	For the Financial Services segment, which excludes TSYS.

(e)	Determined by dividing dividends declared per share (except those of TSYS) by net income per diluted share.

RISK FACTORS
     In addition to the other information contained in or incorporated by reference into this document, including Synovus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and Synovus’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, BCOF shareholders should carefully consider the matters described below in deciding whether to vote to approve the merger agreement.
     You may receive shares of Synovus common stock with a market value lower than you expected.
     Synovus is offering to issue 1.7697 shares of Synovus common stock for each share of BCOF common stock. This exchange ratio will not be adjusted for changes in the market price of Synovus common stock. Any change in the price of Synovus common stock prior to the merger will affect the value that BCOF shareholders will receive in the merger. If the market price of Synovus common stock declines, then the value of the consideration you will receive will decline as well. Stock price variations may result from a variety of factors that are beyond our control, including, market assessments of the likelihood the merger will be consummated, regulatory considerations, general market and economic conditions, and changes in, or market perceptions of changes in, the business operations or prospects of Synovus and its subsidiaries.
     The price of Synovus common stock at and after the effective date of the merger may vary from its prices on (a) October 6, 2005, the date the fairness opinion was issued, (b) October 24, 2005, the date the merger agreement was executed, (c) the date of this document and (d) the date of BCOF’s special meeting of shareholders. Because the effective date of the merger will follow the date of BCOF’s special meeting of shareholders, at the time of the special meeting you will not know the market value of the Synovus common stock that you may receive upon completion of the merger.
FORWARD-LOOKING STATEMENTS
     Synovus and BCOF make forward-looking statements in this document, and Synovus also makes forward-looking statements in its reports filed with the SEC that we incorporate by reference in this document, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements. A variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our business include, but are not limited to, those discussed in the reports filed by Synovus with the SEC that are incorporated in this document by reference and those described below. You should consider these risks when you vote on the merger. These possible events or factors include the following:
•	those risks and uncertainties we identify or discuss in our filings with the SEC;

•	our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

•	costs or difficulties relating to the integration of BCOF may be greater than expected;

•	revenue losses resulting from TSYS’ loss of the Bank of America consumer card portfolio processing business may be greater than expected;

•	we lose more deposits, customers, or business than we expect;

•	competition in the banking industry increases significantly;

•	our integration costs are higher than we expect or our operating costs after the merger are greater than we expect;

•	the merger does not generate the synergies we expect;

•	technological changes and systems integration are harder to make or more expensive than we expect;

•	changes in the interest rate environment reduce our margins;

•	general economic or business conditions are worse than we expect;

•	legislative or regulatory changes occur which adversely affect our business;

•	changes occur in business conditions and inflation; and

•	changes occur in the securities markets.
     Management of each of Synovus and BCOF believes the forward-looking statements about its company are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Forward-looking statements speak only as of the date they are made, and Synovus and BCOF undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.
THE SPECIAL MEETING
     We are furnishing this document to shareholders of BCOF in connection with the solicitation of proxies by the board of directors of BCOF for use at the special meeting of its shareholders.
Date, Time and Place
     The special meeting will be held at the main office of First Florida Bank, 8850 Tamiami Trail North, Naples, Florida 34108 on                     ,                     , 2006, at ___local time.
Matters to Be Considered at the Special Meeting
     At the special meeting, the shareholders of BCOF will be asked to consider and vote upon the approval of the merger with and into Synovus, and such other matters as may properly be brought before the special meeting.
     The BCOF board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote “FOR” approval of the merger.
Record Date; Stock Entitled to Vote; Quorum
     Only holders of record of BCOF common stock at the close of business on ___, 2006, the record date for the BCOF special meeting, are entitled to receive notice of the special meeting and to vote at the special meeting. Holders of record of shares of BCOF common stock on the record date are each entitled to one vote per share on each matter to be considered at the special meeting.
     On the record date,                     , 2006,                      shares of BCOF common stock were issued and outstanding and were held by ___holders of record.
     A majority of all the issued and outstanding shares of BCOF common stock, present in person or by proxy, will constitute a quorum for the special meeting.
Vote Required
     The approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of BCOF common stock that are entitled to vote.
     The merger does not require the approval of Synovus’ shareholders. Synovus’ board of directors approved the merger on October 19, 2005.

Stock Ownership of BCOF Directors and Executive Officers
     At the close of business on the record date, the directors and executive officers of BCOF owned and were entitled to vote approximately                    shares of BCOF common stock. This ownership represents approximately ___% of the shares of BCOF common stock outstanding on that date. If they exercise all of their vested options, the number of shares will increase to                     and the percentage will increase to ___%.
Voting of Proxies
     Shares represented by all properly executed proxies received in time for the special meeting will be voted at the special meeting according to the voting instructions of the shareholder who executed the proxy. Properly executed proxies which do not contain voting instructions will be voted in favor of the merger.
     BCOF intends to count shares of BCOF common stock present in person at the special meeting but not voting, and shares of BCOF common stock for which proxies are received but with respect to which holders of shares have abstained from voting on or voted against any matter, as present at the special meeting for purposes of determining the presence or absence of a quorum for the special meeting.
     For voting purposes at the special meeting, only shares voted in favor of approval of the merger will be counted as favorable votes for such approval and adoption. A shareholder’s failure to submit a proxy, failure to vote in person, or abstention from voting with respect to the approval of the merger will have the same effect as if the shareholder voted against approval of the merger.
     Shares held in street name that have been designated by brokers on proxy cards as not voted with respect to the merger (“broker non-votes”) will not be counted as votes cast on the merger. Shares with respect to which proxies have been marked as abstentions also will not be counted as votes cast on the merger. Shares with respect to which proxies have been marked as abstentions and broker non-votes will, however, be treated as shares present for purposes of determining whether a quorum is present.
     The proposal to adopt the merger agreement is a non-discretionary item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not furnished voting instructions. Because the merger must be approved by the holders of a majority of the outstanding shares of BCOF common stock, abstentions and broker non-votes will have the same effect as a vote against the merger at the meeting. Accordingly, the BCOF board urges BCOF shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage prepaid envelope.
     We do not expect that any matters other than the proposal to approve the merger will be brought before the special meeting. However, if other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to those matters.
     The persons named as proxies by a BCOF shareholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the merger. However, the persons named as proxies will not vote any shares which are voted against the approval of the merger in favor of such an adjournment.
Revoking Proxies
     BCOF shareholders of record may revoke their proxies at any time before the time their proxies are voted at the special meeting. A shareholder may revoke a proxy by taking any of the following actions:
•	sending a written notice indicating his or her intention to revoke the proxy, including by telegram or facsimile, to the Corporate Secretary of BCOF;

•	submitting a later-dated signed proxy; or

•	attending the special meeting and voting or abstaining from voting in person.

     Attendance at the special meeting alone without voting or abstaining from the vote on the merger will not revoke a proxy. Any written notice of a revocation of a proxy must be sent so that it will be delivered to the Corporate Secretary of BCOF, at BCOF’s principal executive offices, before the voting begins at the special meeting.
Proxy Solicitation
     BCOF will pay the costs of printing this document and all other costs of soliciting proxies. In addition to solicitation by mail, the directors, officers and employees of BCOF may solicit proxies from shareholders of BCOF by telephone or by other means of communication. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. BCOF will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and BCOF will reimburse these record holders for their reasonable out-of-pocket expenses.
Recommendation of the BCOF Board
     The BCOF board has unanimously adopted the merger agreement and believes that the proposed transaction is fair to and in the best interests of BCOF and its shareholders. The BCOF board unanimously recommends that BCOF shareholders vote “FOR” approval of the merger.
THE MERGER
     The following is a description of the material information pertaining to the merger. This description is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached as Appendix “A” to this document and is incorporated by reference. All shareholders are urged to read carefully the merger agreement, as well as the other appendices, in their entirety.
     The boards of directors of Synovus and BCOF have approved, and the proper officers of Synovus and BCOF have executed and delivered, the merger agreement.
Structure of the Merger
     On the effective date of the merger, BCOF will merge with and into Synovus, with Synovus as the surviving corporation and retaining the name Synovus Financial Corp. The articles of incorporation and bylaws of Synovus in effect immediately prior to the effective date of the merger will remain the articles of incorporation and bylaws of the surviving corporation after the effective date.
Terms of the Merger and Effective Date
     On the effective date of the merger, which will be specified in the Articles of Merger to be filed with the Georgia Secretary of State and the Department of State of Florida, each issued and outstanding share of BCOF common stock as to which an appraisal right has not been exercised will be converted into the right to receive 1.7697 shares of Synovus common stock.
     You should obtain current stock price quotations for Synovus common stock. The market price of Synovus common stock will fluctuate before and after completion of the merger. You will not know when you vote on the merger precisely what the shares of Synovus common stock will be worth when issued in the merger.
     After the effective date of the merger, outstanding certificates representing shares of BCOF common stock will represent shares of Synovus common stock. Certificates representing shares of BCOF common stock may be surrendered to Synovus by the BCOF shareholders on or after the effective date of the merger for new certificates representing shares of Synovus common stock. Until surrendered to Synovus, the certificates which previously represented shares of BCOF common stock will be deemed for all corporate purposes to evidence the ownership of the respective number of shares of Synovus common stock which the holders are entitled to receive upon their surrender to Synovus except for the payment of dividends, which is subject to the exchange of stock certificates.

     Until the stock certificates nominally representing shares of BCOF common stock are surrendered to Synovus in exchange for certificates representing shares of Synovus common stock, no dividends payable as of any date after the effective date of the merger on the shares of Synovus common stock represented by the BCOF common stock certificates will be paid. However, Forms 1099 reporting the payment of dividends will be filed with the Internal Revenue Service and mailed to each shareholder. Upon the surrender to Synovus of the BCOF common stock certificates, Synovus will pay to the record holders the amount of dividends which previously had become payable, without interest, upon the shares of Synovus common stock represented by the outstanding BCOF common stock certificates.
     Synovus will not issue fractional shares of Synovus common stock in the merger. Instead, Synovus will pay cash, without interest, in lieu of fractional shares, in an amount equal to the fractional part of a share of Synovus common stock multiplied by the closing price per share of Synovus common stock on the last business day immediately prior to the effective date of the merger.
     The delivery of Synovus stock certificates and other amounts may be subject to forfeiture under applicable escheat laws if BCOF stock certificates are not surrendered for exchange within the legally specified periods of time, which vary with the state of residence of the certificate holder. Therefore, we urge all BCOF shareholders to surrender their BCOF stock certificates at the earliest possible date after consummation of the merger in accordance with instructions provided to you by Synovus in the letter of transmittal described in the following paragraph.
     As soon as practicable following consummation of the merger, Synovus will send each shareholder of BCOF common stock a letter of transmittal explaining the procedure to be followed in exchanging certificates representing shares of BCOF common stock for certificates representing shares of Synovus common stock. Until the letter of transmittal is received, shareholders of BCOF should continue to hold their certificates representing shares of BCOF common stock. Do not send any BCOF stock certificates with your proxy card.
     After the effective date of the merger, each outstanding BCOF stock option will be converted into an option to acquire shares of Synovus common stock. The exercise price of the converted options will be equal to the exercise price per share of the BCOF common stock under the original option divided by 1.7697. The number of shares subject to the converted options will be equal to the product of the number of shares of BCOF common stock subject to the original option multiplied by 1.7697.
Background of the Merger
     From time to time over the past several years, the directors of BCOF during regularly scheduled board of directors’ meetings discussed the business and prospects of BCOF, conditions in the business and community banking market in Florida, and the merger activity among financial institutions in the state. In addition, during this time, BCOF was approached on an unsolicited basis by several parties who expressed moderate to serious interest in acquiring BCOF. BCOF did not enter into any agreements with any of these parties as it did not believe that the transactions would afford BCOF shareholders the opportunity to receive publicly traded securities or receive any meaningful return on their investment.
     On February 4, 2005, the BCOF board met for a general discussion of BCOF’s strategic alternatives, including whether to expand its operations and raise additional capital, or to explore a business combination transaction. A decision was made by the BCOF board to interview two investment banking firms to assist the board in its decision-making process. In February and early March, representatives of the BCOF board met with representatives of two investment banking firms. The meetings included a discussion of BCOF’s strategic options.
     On March 7, 2005, the BCOF board retained Hovde to assist it in its process and on March 16, 2005, Hovde and BCOF signed an engagement letter. As a part of its engagement, Hovde met with BCOF and discussed with it a process for the marketing of BCOF and additional information regarding the banking industry and market conditions in general. Hovde also discussed bank holding companies that, in its opinion, could have an interest in acquiring BCOF and had the necessary financial resources to carry out the transaction and to obtain regulatory approvals. While not making a final decision whether to pursue any business combination transaction, BCOF did authorize Hovde to solicit indications of interest that might warrant serious consideration and potentially result in an agreement to merge or BCOF otherwise being acquired. In the latter part of March and in April 2005, Hovde, with the assistance of BCOF’s management, completed a confidential memorandum overviewing, among other things, BCOF’s history and financial information. The memorandum was prepared for distribution to select financial institutions to explore more formally their interest in acquiring BCOF.
     Hovde commenced the marketing of BCOF to approximately 15 prospective companies in the latter part of April 2005 and continued those efforts through the first half of May 2005. As a part of the process, confidentiality agreements were entered into by 14 of the interested parties who thereafter received the confidential memorandum prepared by BCOF with the assistance of Hovde. During June and July, BCOF and Hovde reviewed indications of interest received from two bank holding companies and undertook preliminary due diligence with respect to the interested parties. During July, BCOF entered into discussions with one of the bank holding companies which conducted a due diligence review of BCOF. No agreement was entered into with this bank holding company. Rather, the discussions terminated as a result of a determination that the commercial banking business conducted by BCOF was not consistent with the core private banking focus of the interested bank holding company.
     Synovus entered into a confidentiality agreement with BCOF on May 3, 2005. On August 2, 2005, Robert O. Smedley, BCOF’s Vice President, and a representative of Hovde met with Frederick L. Green, Synovus’ Vice Chairman, and Paul Todd, Synovus’ Director of Mergers and Acquisitions. During August 2005, BCOF representatives and Synovus representatives had several telephone conversations to discuss the background, philosophies and corporate culture of the two companies, their strategic direction, their possible interest in pursuing a strategic combination of Synovus and BCOF, and other issues. The parties also discussed the parameters relating to a possible transaction between the two parties, including the form of consideration, the range of value, and the desire for a tax free transaction to the extent of stock received.
     On August 22, 2005, the BCOF board received a non-binding letter of intent from Synovus to acquire all of the outstanding shares of BCOF common stock, subject to completion of a due diligence review by Synovus, and on August 25, 2005, the BCOF board approved the letter of intent, which was signed that day. The BCOF board also authorized Synovus to conduct a due diligence review of BCOF. Synovus conducted its due diligence review from September 12, 2005 to September 23, 2005. During September and early October, representatives of BCOF and Synovus negotiated the terms of a definitive agreement.
     On October 6, 2005, the BCOF board met to consider the terms of the proposed transaction with Synovus and the form of definitive agreement. Mr. Smedley reported on negotiations with Synovus. In addition, the board of directors of BCOF heard a financial presentation from a representative of Hovde. Hovde advised the board that it was of the opinion, which opinion was subsequently confirmed in writing, that as of that date and based on and subject to the procedures followed, assumptions made, matters considered and limitations on review described in its opinion, that the consideration to be received by BCOF’s shareholders under the merger agreement was fair from a financial point of view. During this meeting, BCOF’s legal counsel, Smith Mackinnon, PA, reviewed generally for the BCOF board of directors the fiduciary obligations of directors in sales of financial institutions and commented on the form of the merger agreement, the agreements to be entered into between the BCOF directors and Synovus, the employment agreement to be entered into between Mr. Smedley and Synovus, and related issues. Following a thorough discussion and review by BCOF’s board of directors of the terms and conditions of the merger agreement, and related information and issues, the BCOF board of directors determined that the proposed transaction was fair and in the best interest of BCOF’s shareholders, approved the merger agreement and the transactions contemplated by the merger agreement, and resolved to recommend that the BCOF shareholders adopt the merger agreement. The merger agreement was signed by BCOF and Synovus on October 24, 2005 and publicly announced on the morning of Monday, October 31, 2005.
Recommendation of the BCOF Board and Reasons for the Merger
     On October 6, 2005, the board of directors of BCOF unanimously approved and adopted the merger agreement. The board of directors of BCOF believes that the merger and the terms and provisions of the merger agreement are fair to and in the best interests of BCOF shareholders. The board of directors of BCOF unanimously recommends that you vote to approve the merger.
     In reaching its decision to adopt and recommend approval of the merger agreement, the BCOF board considered a number of factors, including the following:

•	the value of the consideration to be received by BCOF shareholders relative to the book value and earnings per share of BCOF common stock;

•	certain information concerning the financial condition, results of operations and business prospects of Synovus;

•	the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus;

•	the average daily trading volume of shares of Synovus common stock;

•	the alternatives to the merger, including remaining an independent institution;

•	the competitive and regulatory environment for financial institutions generally;

•	the expanded range of banking services that the merger will allow BCOF to provide its customers;

•	the enhanced career opportunities and benefits afforded First Florida Bank employees as a result of the merger;

•	the expected new dividend yield for BCOF shareholders from owning Synovus common stock;

•	the fact that the merger will enable BCOF shareholders to exchange their shares of BCOF common stock for shares of common stock of a regional bank, the stock of which is widely held and actively traded, and that the consideration will be received tax-free; and

•	the opinion of Hovde Financial LLC that the consideration to be received by BCOF shareholders pursuant to the merger agreement is fair from a financial point of view.
     The foregoing discussion of the information and factors considered by the BCOF board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger and the offer price, the BCOF board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weights to different factors.
     Each member of the board of directors of BCOF has indicated that he intends to vote his shares of BCOF common stock in favor of the merger.
     BCOF’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BCOF SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.
     Management of Synovus believes that the merger will provide Synovus with expanded market share opportunities for profitable long-term growth and result in the addition of a well-suited and positioned banking organization into Synovus’ existing organization.
Opinion of BCOF’s Financial Advisor
     Hovde Financial LLC, which we refer to in this document as Hovde, has delivered to the BCOF board of directors its opinion that, based upon and subject to the various considerations set forth in its written opinion dated October 6, 2005, the consideration to be paid to the shareholders of BCOF pursuant to the merger agreement is fair from a financial point of view as of such date. In requesting Hovde’s advice and opinion, no limitations were imposed by BCOF upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde, dated October 6, 2005, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached to this document as Appendix “C.” The shareholders of BCOF should read this opinion in its entirety.

     Hovde is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. The board of directors of BCOF selected Hovde to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.
     Hovde is entitled to receive a fee from BCOF for performing a financial analysis of the merger and rendering a written opinion to the board of directors of BCOF as to the fairness, from a financial point of view, of the merger to the shareholders of BCOF. BCOF has also agreed to indemnify Hovde against any claims, losses and expenses arising out of the merger or Hovde’s engagement that did not arise from Hovde’s gross negligence or willful misconduct.
     Hovde’s opinion is directed only to the fairness, from a financial point of view, of the total transaction consideration, and, as such, does not constitute a recommendation to any shareholder of BCOF as to how the shareholder should vote at the BCOF shareholder meeting. The summary of the opinion of Hovde set forth in this document is qualified in its entirety by reference to the full text of the opinion, attached to this document as Appendix “C.”
     The following is a summary of the analyses performed by Hovde in connection with its fairness opinion. Certain of these analyses were confirmed in a presentation to the board of directors of BCOF by Hovde. The summary set forth below does not purport to be a complete description of either the analyses performed by Hovde in rendering its opinion or the presentation delivered by Hovde to the board of directors of BCOF, but it does summarize all of the material analyses performed and presented by Hovde.
     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of BCOF and its fairness opinion.
     In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BCOF and Synovus. The analyses performed by Hovde are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Hovde’s analysis of the fairness of the transaction consideration, from a financial point of view, to the shareholders of BCOF. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde’s opinion does not address the relative merits of the merger as compared to any other business combination in which BCOF might engage. In addition, as described above, Hovde’s opinion to the board of directors of BCOF was one of many factors taken into consideration by the board of directors of BCOF in making its determination to approve the merger agreement.
     During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of BCOF and Synovus and material prepared in connection with the merger, including, among other things, the following:
•	the merger agreement;

•	certain historical publicly available information concerning BCOF and Synovus;

•	certain internal financial statements and other financial and operating data concerning BCOF and Synovus;

•	certain financial projections prepared by the managements of BCOF and Synovus;

•	certain other information provided to Hovde by members of the senior managements of BCOF and Synovus for the purpose of reviewing the future prospects of BCOF and Synovus, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings expected to be achieved as a result of the merger;

•	historical market prices and trading volumes for Synovus common stock;

•	the nature and terms of recent merger and acquisition transactions to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that Hovde considered relevant;

•	the pro forma ownership of Synovus’s common stock by the shareholders of BCOF relative to the pro forma contribution of BCOF’s assets, liabilities, equity and earnings to the combined company;

•	the pro forma impact of the merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

•	such other information and factors as Hovde deemed appropriate.
     Hovde also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.
     In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and relied upon the accuracy of the representations of the parties contained in the merger agreement. Hovde also assumed that the financial forecasts furnished to or discussed with Hovde by BCOF and Synovus were reasonably prepared and reflected the best currently available estimates and judgments of senior management of BCOF and Synovus as to the future financial performance of BCOF, Synovus, or the combined company, as the case may be. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of BCOF or Synovus. Hovde assumed and relied upon the accuracy and completeness of the publicly available and other non-public financial information provided to it by BCOF and Synovus, relied upon the representations and warranties of BCOF and Synovus made pursuant to the merger agreement, and did not independently attempt to verify any of such information.
     Comparable Company Analysis. Using publicly available information, Hovde compared the stock market valuation of Synovus with the following publicly traded banking institutions in the United States with assets as of June 30, 2005 between $10 billion and $40 billion and ROAA between 1.20% to 2.20%:

Company Name (Ticker)	Assets ($mm)
Associated Banc-Corp (ASBC)	20,754
Bank of Hawaii Corporation (BOH)	10,060
BOK Financial Corporation (BOKF)	15,872
City National Corporation (CYN)	14,476
Commerce Bancshares, Inc. (CBSH)	14,118
Compass Bancshares, Inc. (CBSS)	29,503
First Horizon National Corporation (FHN)	37,166
FirstMerit Corporation (FMER)	10,314
Fulton Financial Corporation (FULT)	11,571
Huntington Bancshares Incorporated (HBAN)	32,989
International Bancshares Corporation (IBOC)	10,274
Mellon Financial Corporation (MEL)	36,935
Mercantile Bankshares Corporation (MRBK)	16,093
TCF Financial Corporation (TCB)	12,607
Valley National Bancorp (VLY)	12,267
Zions Bancorporation (ZION)	32,875

     Indications of such stock market valuation included closing stock market information as of October 4, 2005. Selected market information for Synovus and the group of comparable companies that was analyzed is provided below.

			LTM
			Div.	Price/	Price/	Price/	Price /
	Mkt.	Div . Yield	Ratio	Book	TBV	LTM EPS	06 EPS
	Cap ($m)	(%)	(%)	(%)	(%)	(x)	(x)
Synovus	8,564	2.66	47.74	306.30	374.24	18.19	14.93
Comparable Company Average	4,289	2.94	42.24	249.68	337.41	15.15	13.53

			04-05	YTD	3-Yr	Inside	Instit'l
	PEG	03-04 EPS	EPS	Change	Change	Ownership	Ownership
	Ratio (%)	Growth (%)	Growth (%)	(%)	(%)	(%)	(%)
Synovus	1.12	10.16	16.31	-3.88	59.71	5.40	47.67
Comparable Company Average	1.60	8.27	10.72	-5.64	50.87	11.03	41.93

	ROAA	ROAE	Equity/	Efficiency	NPAs/	Reserves/N
	(%)	(%)	Assets (%)	Ratio (%)	Assets (%)	PAs (%)
Synovus	1.89	17.76	10.46	67.76	0.39	267.27
Comparable Company Average	1.54	17.40	8.91	57.33	0.26	392.09
     Analysis of Selected Mergers. As part of its analysis, Hovde reviewed three groups of comparable merger transactions. The first peer group included transactions, which have occurred since January 1, 2005, that involved target banks in the entire United States that had total assets between $200 million and $400 million (the “Nationwide Merger Group”). This Nationwide Merger Group consisted of the following 22 transactions:

Buyer	Seller
Security Bank Corp. (GA)	Rivoli Bancorp Inc. (GA)
BancorpSouth Inc. (MS)	American State Bank Corp. (AR)
North American Bcshs Inc. (TX)	State B&T of Seguin TX (TX)
Whitney Holding Corp. (LA)	First National Bancshares Inc. (FL)
Commerce Bancorp Inc. (NJ)	Palm Beach County Bank (FL)
BMO Financial Group (Canada)	Edville Bankcorp Incorporated (IL)
ABC Bancorp (GA)	First National Banc Inc. (GA)
Capital Bank Corp. (NC)	1st State Bancorp Inc. (NC)
Western Illinois Bancshares (IL)	Midwest Bank of Western IL (IL)
State National Bancshares Inc. (TX)	Heritage Financial Corporation (TX)
Texas United Bancshares Inc. (TX)	Gateway Holding Company Inc. (TX)
First Community Bancorp (CA)	First American Bank (CA)
Cullen/Frost Bankers Inc. (TX)	Horizon Capital Bank (TX)
PrivateBancorp Inc. (IL)	Bloomfield Hills Bancorp Inc. (MI)
NewAlliance Bancshares Inc. (CT)	Cornerstone Bancorp Inc. (CT)
MainSource Financial Group (IN)	Madison Bank & Trust Company (IN)
First Citizens Bancorp. (SC)	Summit Financial Corp. (SC)
First National Security Co. (AR)	First Community Banking Corp. (AR)
Pacific Capital Bancorp (CA)	First Bancshares Inc. (CA)
Princeton National Bancorp (IL)	Somonauk FSB Bancorp Inc. (IL)
Capital City Bank Group Inc. (FL)	First Alachua Banking Corp. (FL)
Home Bancshares Inc. (AR)	Marine Bancorp Inc. (FL)

     Hovde also reviewed comparable mergers involving banks headquartered in the Southeast United States (MS, AL, GA, FL, TN, SC and NC) announced since January 1, 2004, in which the total assets of the seller were between $100 million and $500 million (the “Southeastern Merger Group”). This Southeastern Merger Group consisted of the following 32 transactions:

Buyer	Seller
Security Bank Corp. (GA)	Rivoli Bancorp Inc. (GA)
Whitney Holding Corp. (LA)	First National Bancshares Inc. (FL)
Commerce Bancorp Inc. (NJ)	Palm Beach County Bank (FL)
ABC Bancorp (GA)	First National Banc Inc. (GA)
Capital Bank Corp. (NC)	1st State Bancorp Inc. (NC)
South Georgia Bank Hldg Co (GA)	Community National Bancorp. (GA)
Citizens South Banking Corp. (NC)	Trinity Bank (NC)
First Security Group Inc. (TN)	Jackson Bank & Trust (TN)
FNB Corp. (NC)	United Financial Inc. (NC)
Coastal Banking Co. (SC)	First Capital Bank Holding Cp (FL)
First Horizon National Corp. (TN)	West Metro Financial Services (GA)
First Citizens Bancorp. (SC)	Summit Financial Corp. (SC)
First Busey Corp. (IL)	Tarpon Coast Bancorp (FL)
Capital City Bank Group Inc. (FL)	First Alachua Banking Corp. (FL)
Home Bancshares Inc. (AR)	Marine Bancorp Inc. (FL)
Security Bank Corp. (GA)	SouthBank (GA)
Seacoast Banking Corp. of FL (FL)	Century National Bank (FL)
Investor group (TN)	BankTennessee (TN)
South Financial Group Inc. (SC)	Pointe Financial Corp. (FL)
First Citizens Bancorp. (SC)	People’s Cmnty Capital Corp (SC)
Whitney Holding Corp. (LA)	Destin Bancshares Inc. (FL)
GB&T Bancshares Inc. (GA)	FNBG Bancshares, Inc. (GA)
Fidelity Bankshares Inc. (FL)	First Community Bancorp Inc. (FL)
BancorpSouth Inc. (MS)	Premier Bancorp Inc. (TN)
Wilson Bank Holding Company (TN)	Dekalb Community Bank (TN)
United Community Banks Inc. (GA)	Liberty National Bancshares (GA)
Capital City Bank Group Inc. (FL)	Farmers & Merchants Bank (GA)
Whitney Holding Corp. (LA)	Madison Bancshares Inc. (FL)
FSB Bancshares Inc (TN)	American City Bancorp Inc. (TN)
Peoples Holding Co. (MS)	Renasant Bancshares Inc. (TN)
Citizens Banking Corp (FL)	American Banking Corp. (FL)
Capital City Bank Group Inc. (FL)	Quincy State Bank (FL)
     Hovde then reviewed comparable mergers involving banks and thrifts headquartered in Florida that have announced since January 1, 2004 with total assets under $1 billion (the “Florida Merger Group”). This Florida Merger Group consisted of the following 25 transactions:

Buyer	Seller
Centerstate Banks of Florida (FL)	Centerstate Bank Mid Fl (FL)
Whitney Holding Corp. (LA)	First National Bancshares Inc. (FL)
Commerce Bancorp Inc. (NJ)	Palm Beach County Bank (FL)
Northwest Bancorp Inc. (MHC) (PA)	Equinox Financial Corp. (FL)
Boston Private Financial (MA)	Gibraltar Financial Corp. (FL)
Coastal Banking Co. (SC)	First Capital Bank Holding Cp (FL)
First Busey Corp. (IL)	Tarpon Coast Bancorp (FL)
Capital City Bank Group Inc. (FL)	First Alachua Banking Corp. (FL)
Home Bancshares Inc. (AR)	Marine Bancorp Inc. (FL)
Seacoast Banking Corp. of FL (FL)	Century National Bank (FL)

Buyer	Seller
South Financial Group Inc. (SC)	Pointe Financial Corp. (FL)
Whitney Holding Corp. (LA)	Destin Bancshares Inc. (FL)
Fidelity Bankshares Inc. (FL)	First Community Bancorp Inc. (FL)
Popular Inc. (PR)	Kislak Financial Corp. (FL)
First Natl Bkshs of FL (FL)	First Bradenton Bank (FL)
ABC Bancorp (GA)	Citizens Bancshares Inc. (FL)
Investor group (FL)	Liberty Bancorp. (FL)
Alabama National BanCorp. (AL)	Coquina Bank (FL)
Whitney Holding Corp. (LA)	Madison Bancshares Inc. (FL)
South Financial Group Inc. (SC)	Florida Banks Inc. (FL)
Vision Bancshares Inc. (AL)	Banktrust of FL (FL)
SouthTrust Corp. (AL)	FloridaFirst Bancorp Inc. (FL)
South Financial Group Inc. (SC)	CNB Florida Bancshares Inc. (FL)
Citizens Banking Corp (FL)	American Banking Corp. (FL)
Capital City Bank Group Inc. (FL)	Quincy State Bank (FL)
     Hovde calculated the averages of the following relevant transaction ratios in the Nationwide Merger Group, the Southeastern Merger Group and the Florida Merger Group: the percentage of the offer value to the acquired company’s total assets, the multiple of the offer value to the acquired company’s tangible book value; the multiple of the offer value to the acquired company’s earnings for the twelve months preceding the announcement date of the transaction; and the tangible book value premium to core deposits. Hovde compared these multiples with the corresponding multiples for the merger, valuing the total consideration that would be received pursuant to the merger agreement at approximately $85.7 million, or $48.61 per BCOF diluted share. In calculating the multiples for the merger, Hovde used BCOF’s earnings for the twelve months ended June 30, 2005, and BCOF’s tangible book value, total assets, and core deposits as of June 30, 2005. The results of this analysis are as follows:

	Offer Value to
				Ratio of Tangible
			12 months	Book Value
	Total	Tangible	Preceding	Premium to Core
	Assets	Book Value	Earnings	Deposits
	(%)	(x)	(x)	(%)
Banking Corporation of Florida	26.59	3.37	20.4	33.7
Nationwide Merger Group average	22.45	2.68	25.1	20.7
Southeastern Merger Group average	23.08	2.81	25.7	22.2
Florida Merger Group average	22.27	2.86	27.3	26.5

     Contribution Analysis. Hovde prepared a contribution analysis showing percentages of total assets, total net loans, total deposits, total equity and total tangible equity at June 30, 2005 for BCOF and for Synovus, as well the last twelve months earnings and estimated 2005 earnings that would be contributed to the combined company on a pro-forma basis by BCOF and Synovus. This analysis indicated that holders of BCOF common stock would own approximately 0.9% of the pro forma common shares outstanding of Synovus, assuming an exchange ratio of 1.7697, while contributing a median of 0.9% of the most relevant financial components listed and boxed in below.

BCOF
Contribution
To Synovus
Total assets	1.2%
Total net loans	1.4%
Total deposits	1.4%

Total equity	0.9%
Total tangible equity	1.1%
Net income — LTM	0.9%
Net income — estimated 2005	0.9%

Median BCOF Contribution Percentage	1.1%
Median of Boxed Factors	0.9%
Actual BCOF Pro Forma Ownership	0.9%
     Financial Implications to BCOF Shareholders. Hovde prepared an analysis of the financial implications of Synovus’ offer to a holder of BCOF common stock. This analysis indicated that on a pro forma equivalent basis, assuming the exchange ratio of 1.7697 for the total consideration and excluding any potential revenue enhancement opportunities, a stockholder of BCOF would achieve approximately 9.60% accretion in GAAP earnings per share, approximately 11.30% accretion in cash earnings per share, a increase in total book value per share of approximately 2.49%, and a decrease in tangible book value per share of approximately 17.92% as a result of the consummation of the merger. The table below summarizes the results discussed above:

	Per Share:
	2006E GAAP	2006E Cash	Book	Tangible Book
	Earnings	Earnings	Value	Value

BCOF standalone	$2.97	$2.97	$15.51	$15.51
BCOF Pro Forma*	$3.25	$3.30	$15.89	$12.73
% Accretion — Dilution	9.60%	11.30%	2.49%	-17.92%

*Based on an exchange ratio of 1.7697
     Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the consideration to be received pursuant to the merger agreement is fair from a financial point of view to the shareholders of BCOF.
Representations and Warranties
     The merger agreement contains generally customary representations and warranties of Synovus and BCOF relating to their respective businesses. The representations of each of Synovus and BCOF have been made solely for the benefit of the other party and should not be relied on by any other person. In addition, the representations and warranties have been qualified by information set forth in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement. The information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement. Each of Synovus and BCOF has made representations and warranties to the other in the merger agreement as to:

•	corporate existence, including good standing and qualification to conduct business;

•	capital structure;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	absence of any violation of agreements or law or regulation as a result of the merger;

•	with respect to Synovus only, SEC filings;

•	absence of undisclosed liabilities;

•	absence of material adverse changes;

•	tax matters;

•	legal proceedings and regulatory actions;

•	material contracts;

•	employee benefit plans;

•	compliance with laws;

•	labor relations;

•	environmental matters;

•	tax treatment of the merger;

•	property;

•	fees payable to financial advisors in connection with the merger; and

•	accuracy of information included in this document.
     Synovus also has made representations and warranties to BCOF with respect to the validity of the shares of Synovus common stock to be issued in connection with the merger.
     Most of the representations and warranties of the parties will be deemed to be true and correct unless the totality of facts, circumstances or events inconsistent with the representations or warranties has had or is reasonably likely to have a material adverse effect on the business, results of operations or financial condition of the party making the representations and warranties or on the ability of the party to complete the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from: (a) changes in banking or similar laws of general applicability or their interpretations by courts or governmental authorities; (b) changes in generally accepted accounting principles applicable to banks and bank holding companies; or (c) changes in global or national political conditions or in general economic or market conditions affecting banks or their holding companies generally.
Conditions to the Merger
     Each party’s obligation to effect the merger is subject to the satisfaction or waiver of conditions which include, in addition to other closing conditions, the following:

•	approval of the merger agreement and the transactions contemplated by the merger agreement by the affirmative vote of the holders of a majority of the shares of BCOF common stock;

•	approval of the merger agreement and the transactions contemplated by the merger agreement by the Federal Reserve Board, the Georgia Department of Banking and Finance and the Florida Department of Financial Institutions, and the receipt of all other regulatory consents and approvals that are necessary to the consummation of the transactions contemplated by the merger agreement;

•	the satisfaction of all other statutory or regulatory requirements, including the requirements of the NYSE or other self regulating organizations, which are necessary to the consummation of the transactions contemplated by the merger agreement;

•	no party shall be subject to any order, decree or injunction or any other action of a United States federal or state court or a United States federal or state governmental, regulatory or administrative agency or commission restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement;

•	the registration statement of which this document forms a part will have become effective and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC or any other regulatory authority; and

•	each party shall have received an opinion from Powell Goldstein LLP to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code.

The obligation of Synovus to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to the other closing conditions, the following:

•	each of the representations, warranties and covenants of BCOF contained in the merger agreement will be true on, or complied with by, the effective date of the merger in all material respects as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date;

•	there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves BCOF or First Florida Bank: (a) which, in the reasonable judgment of Synovus, would, or which may be forseen to have, a material adverse effect upon BCOF or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;

•	Synovus will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of BCOF which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of Synovus, has or will have a material adverse effect on BCOF;

•	Robert O. Smedley will have entered into an employment agreement with Synovus;

•	on the effective date of the merger, First Florida Bank will have a CAMELS rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

•	on the effective date of the merger, BCOF will have a non-performing assets ratio of not more than 1.50% (and not more than .30% excluding an existing non-performing asset in the amount of approximately $3.1 million), an annualized charge off ratio of not more than .06% and an allowance for loan losses which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

•	BCOF will have delivered to Synovus certain environmental reports;

•	the results of any regulatory exam of BCOF or First Florida Bank occurring between the date the merger agreement was signed and the closing date of the merger shall be reasonably satisfactory to Synovus; and

•	each of the directors and officers of BCOF will have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against BCOF other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer.
     The obligation of BCOF to effect the merger is subject to the satisfaction or waiver of conditions, which include, in addition to other closing conditions, the following:
•	each of the representations, warranties and covenants of Synovus contained in the merger agreement will be true on, or complied with by, the effective date of the merger in all material respects as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date;

•	the listing for trading of the shares of Synovus common stock to be issued pursuant to the terms of the merger agreement on the NYSE shall have been approved by the NYSE subject to official notice of issuance;

•	there will be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Synovus: (a) which, in the reasonable judgment of BCOF, would, or which may be forseen to have, a material adverse effect upon either Synovus or the consummation of the transactions contemplated by the merger agreement; (b) that challenges the validity or legality of the merger agreement or the consummation of the transactions contemplated by the merger agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by the merger agreement or seeks damages in connection therewith;

•	BCOF will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of BCOF, is materially at variance with one or more of the warranties or representations set forth in the merger agreement or which, in the reasonable judgment of BCOF, has or will have a material adverse effect on Synovus;

•	BCOF shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that, among other opinions, the shares of Synovus common stock to be issued in the merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights;

•	BCOF shall have received a letter from Hovde to the effect that, in the opinion of such firm, merger consideration is fair from a financial point of view to the holders of BCOF common stock; and

•	Synovus will not have issued any shares of stock with preferences superior to those of the Synovus common stock to be issued to the shareholders of BCOF in connection with the merger.
No Solicitation
     In the merger agreement, BCOF has agreed that it will not solicit or encourage any inquiry or proposal relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of BCOF or any of its subsidiaries with any individual, corporation or other entity, or, subject to the fiduciary duties of the board of directors of BCOF, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal. BCOF has also agreed that it will promptly notify Synovus in the event it receives any inquiry or proposal relating to any such transaction. These provisions are intended to increase the likelihood that the merger will be consummated in accordance with the terms of the merger agreement and may have the effect of discouraging persons who might now or prior to the effective date of the merger be interested in acquiring all of or a significant interest in BCOF from considering or proposing such an acquisition.
Conduct of Business of BCOF Pending the Merger
     The merger agreement provides that prior to the effective date of the merger, BCOF and its subsidiaries will conduct business only in the ordinary course and will not, without the prior written consent of Synovus:
•	issue any options to purchase capital stock or issue any shares of capital stock, other than shares of BCOF common stock issued in connection with the exercise of currently outstanding options to purchase shares of BCOF common stock;

•	declare, set aside, or pay any dividend or distribution with respect to the capital stock of BCOF other than normal and customary dividends;

•	directly or indirectly redeem, purchase or otherwise acquire any capital stock of BCOF or its subsidiaries;

•	effect a split or reclassification of the capital stock of BCOF or its subsidiaries or a recapitalization of BCOF or its subsidiaries;

•	amend the Articles of Incorporation or bylaws of BCOF or its subsidiaries;

•	grant any increase in the salaries payable or to become payable by BCOF or its subsidiaries to any employee other than normal, annual salary increases to be made with regard to employees;

•	make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors, except to the extent such changes are required by applicable laws or regulations;

•	enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of BCOF or its subsidiaries or any “associate” of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, other than in the ordinary course of BCOF’s banking business;

•	incur or assume any liabilities, other than in the ordinary course of business;

•	dispose of any of its assets or properties, other than in the ordinary course of business; or

•	take any other action not in the ordinary course of business.
Regulatory Approvals
     Consummation of the merger and the other transactions contemplated by the merger agreement is subject to, and conditioned upon, receipt of the approvals from the Federal Reserve Board, the Georgia Department of Banking and Finance and the Florida Department of Financial Institutions. Applications in connection with the merger were filed with the regulatory agencies on or about November 17, 2005. On January 10, 2006, the Florida Department of Financial Institutions approved the merger. The Federal Reserve Board and the Georgia Department of Banking and Finance have not yet approved the merger, however.
     There can be no assurance that the regulatory agencies will approve or take other required action with respect to the merger. Synovus and BCOF are not aware of any governmental approvals or actions that are required in order to consummate the merger except as described above. Should other approvals or actions be required, it is contemplated that Synovus and BCOF would seek the approval or action. There can be no assurance as to whether or when any other approval or action, if required, could be obtained.
Waiver and Amendment
     Before the effective date of the merger, any provision of the merger agreement may be waived in writing by the party entitled to the benefits of such provision or by both parties, to the extent allowed by law. In addition, the merger agreement may be amended at any time, to the extent allowed by law, by an agreement in writing between the parties after approval of their respective boards of directors.
Termination and Termination Fee
     The merger agreement may be terminated prior to the effective date either before or after its approval by the shareholders of BCOF. The merger agreement may be terminated by Synovus or BCOF:
•	by mutual consent of Synovus and BCOF;

•	if consummation of the merger does not occur by reason of the failure of any of the conditions precedent set forth in the merger agreement unless the failure to meet the conditions precedent is due to a breach of the merger agreement by the terminating party; or

•	if the merger is not consummated by April 30, 2006, unless the failure to consummate by such time is due to the breach of the merger agreement by the terminating party; or

     In addition, the merger agreement may be terminated by BCOF if the closing price of Synovus common stock on the NYSE decreases by more than 15% from $29.11 and such decrease as measured from August 17, 2005 exceeds the change in aggregate closing price per share of an index of Southeastern Bank Holding Company stocks consisting of BB&T Corporation, SunTrust Banks, Inc., Compass Bancshares, Inc., The Colonial BancGroup, Inc., Regions Financial Corporation, AmSouth Bancorporation, First Horizon National Corporation, South Financial Group, Inc., First Citizens Bancshares, Inc. and BancorpSouth, Inc. on any date of determination, including the effective date, by more than 15 percentage points.
     The merger agreement may be terminated by Synovus if the closing price of Synovus common stock on the NYSE exceeds $29.11 by 15% or more and such percentage increase over $29.11, as measured from the first date the closing price of Synovus common stock on the NYSE exceeds $29.11, exceeds the change in the aggregate closing price per share of the index of Southeastern Bank Holding Company stocks listed in the paragraph above, on any date of determination, including the effective date, by more than 15 percentage points.
     If either party terminates the merger agreement due to the failure of the other party to satisfy its representations, warranties or covenants in the agreement, the terminating party will be entitled to a cash payment from the other party in the amount of the terminating party’s expenses related to the merger, up to a maximum of $150,000. This amount, with respect to either Synovus or BCOF, is not deemed an exclusive remedy or liquidated damages, in the event of a termination of the merger agreement due to the failure of Synovus or BCOF, as the case may be, to satisfy any of its representations, warranties or covenants contained in the merger agreement.
Interests of BCOF’s Directors and Executive Officers in the Merger
     Some members of the BCOF board of directors and management have interests in the merger in addition to their interests generally as shareholders of BCOF. The BCOF board of directors was aware of these interests and considered them, in addition to other matters, in approving the merger agreement.
     Employment agreement. It is a condition to the merger that Robert O. Smedley, Chief Executive Officer and President of First Florida Bank, enter into an employment agreement with Synovus before the effective date of the merger. On October 24, 2005, Mr. Smedley entered into the employment agreement, effective on the date the merger is completed with Synovus. The employment agreement provides for Mr. Smedley’s employment as the Chairman, Chief Executive Officer and President of First Florida Bank for a period of five years following the merger. Under the employment agreement, Synovus will pay Mr. Smedley base annual compensation of $210,000 and Mr. Smedley will be a participant in, and eligible to receive a bonus under, Synovus’ incentive bonus plan. In addition, Synovus will grant Mr. Smedley an option to purchase 10,000 shares of Synovus common stock under the Synovus long-term incentive plan. The employment agreement also provides Mr. Smedley with certain additional benefits, including an automobile allowance and reimbursement for business expenses, along with other perquisites. As part of Mr. Smedley’s employment agreement, Synovus and Mr. Smedley have also agreed to enter into the Synovus standard change of control agreement. The change of control agreement provides severance pay and continuation of certain benefits in the event of a change of control of Synovus. In order to receive benefits under the change of control agreement, the executive’s employment must be terminated involuntarily and without cause, or by the executive for good reason (as defined), within two years following a change of control.
     Directors’ and officers’ insurance and indemnity. Prior to the completion of the merger, BCOF will purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by BCOF to provide for continued coverage of such insurance for a period of four years following the completion of the merger with respect to matters occurring prior to the completion of the merger. In addition, subject to certain conditions set forth in the merger agreement, for a period of four years after the effective date of the merger, Synovus has agreed to indemnify each person entitled to indemnification from BCOF and its subsidiaries against any liability arising out of actions or omissions occurring at or prior to the effective date of the merger, including the transactions contemplated by the merger agreement, to the fullest extent permitted under Florida law and by the applicable articles of incorporation and bylaws as in effect on the date of the merger agreement, including provisions relating to advances of expenses incurred in the defense of any litigation.
     BCOF stock and options ownership. BCOF’s executive officers and members of its board of directors own in the aggregate approximately 18.6% of the outstanding shares of BCOF common stock. In addition, BCOF’s executive officers and members of BCOF’s board of directors hold options under BCOF’s stock option plan for an aggregate of 74,000 shares of BCOF common stock with a weighted average exercise price of $14.34 per share. All options under the stock option plan will become exercisable immediately prior to the merger.
Employee Benefits
     Synovus has agreed in the merger agreement that, following the effective date of the merger, Synovus will provide generally to employees of BCOF employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements, that are substantially similar, in the aggregate, to those currently provided by BCOF. As soon as administratively practicable following the effective date of the merger, Synovus has agreed to provide generally to employees of BCOF employee benefits which are substantially similar, in the aggregate, to those provided by Synovus and its subsidiaries to their similarly situated employees.
Material United States Federal Income Tax Consequences of the Merger
     The following is a summary description of the material anticipated federal income tax consequences of the merger generally applicable to the shareholders of BCOF. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws, other than certain state tax laws. In addition, the following discussion may not be applicable with respect to specific categories of shareholders, including but not limited to persons who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts); persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the “golden parachute” provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the merger); persons whose shares of BCOF stock are treated as “section 306 stock” under Section 306 of the Internal Revenue Code; persons who acquired shares of BCOF stock by exercising employee stock options or otherwise as compensation; persons who do not hold their shares as capital assets; or persons who hold their shares as part of a “straddle” or “conversion” transaction. No ruling has been or will be requested from the IRS with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder’s individual circumstances may affect the tax consequences to the shareholder.
     Synovus and BCOF have received an opinion from Powell Goldstein LLP, which it will confirm as of the effective date of the merger, to the effect that:
•	The merger will qualify as a reorganization under Section 368 of the Internal Revenue Code.

•	No gain or loss will be recognized by BCOF shareholders as a result of the exchange of their BCOF common stock in the merger except for those BCOF shareholders exercising their right to dissent and to the extent that a BCOF shareholder receives cash in exchange for any fractional share that such BCOF shareholder would otherwise be entitled to receive.

•	The basis of the Synovus common stock (including any fractional shares that will be redeemed for cash) received by a BCOF shareholder in the merger in exchange for his BCOF common stock will equal the basis of such BCOF common stock and the holding period of such Synovus common stock will include the period that such BCOF shareholder has held such BCOF common stock.

•	Neither Synovus nor BCOF will recognize any income, gain, or loss as a result of the merger.
     The tax opinion was issued on January 17, 2006 and is based upon customary assumptions and factual representations by the management of Synovus and BCOF.
     BCOF shareholders are urged to consult their own tax advisors as to the specific tax consequences to them, based upon their individual facts, of the merger under federal, state, local and other applicable income tax laws.

Accounting Treatment
     The merger will be accounted for by Synovus as a purchase transaction in accordance with generally accepted accounting principles in the United States of America. One effect of such accounting treatment is that the earnings of BCOF will be combined with the earnings of Synovus only from and after the effective date of the merger.
Expenses
     The merger agreement provides that Synovus and BCOF will each pay its own expenses in connection with the merger and related transactions, including, but not limited to, the fees and expenses of its own investment bankers, legal counsel and accountants.
New York Stock Exchange Listing
     Synovus common stock is listed on the NYSE. The shares of Synovus common stock to be issued to the shareholders of BCOF in the merger will be listed on the NYSE.
Resales of Synovus Common Stock
     The shares of Synovus common stock issued pursuant to the merger agreement will be freely transferable under the Securities Act of 1933, except for shares issued to any shareholder who may be deemed to be an “affiliate” of BCOF for purposes of Rule 145 under the Securities Act as of the date of the BCOF special meeting. Affiliates may not sell their shares of Synovus common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering the resale of the shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Rule 145 imposes restrictions on the manner in which an affiliate may resell and the quantity of any resale of any of the shares of Synovus common stock received by the affiliate in the merger. Persons who may be deemed to be affiliates of BCOF generally include individuals or entities that control, are controlled by or are under common control with BCOF and may include executive officers and directors of BCOF as well as principal shareholders of BCOF.
     BCOF has agreed in the merger agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of BCOF to enter into an agreement with Synovus providing that he or she will not sell, pledge, transfer or otherwise dispose of shares of BCOF common stock or Synovus common stock to be received in the merger except in compliance with Rule 145 or in a transaction exempt under the Securities Act. This prospectus does not cover resales of Synovus common stock following consummation of the merger, and no person may make use of this prospectus in connection with any such resale.
DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF BCOF SHAREHOLDERS
     If the merger is completed, all holders of BCOF common stock and options will become holders of shares of Synovus common stock or holders of options for shares of Synovus common stock. The rights of a holder of Synovus common stock are similar in some respects and different in other respects from the rights of a holder of BCOF common stock. The rights of BCOF shareholders are currently governed by the Florida Business Corporation Act and the Articles of Incorporation and bylaws of BCOF. The rights of Synovus shareholders are currently governed by the Georgia Business Corporation Code and the Articles of Incorporation and bylaws of Synovus. The following discussion summarizes the material differences between the current rights of BCOF shareholders and the rights they will have as Synovus shareholders following the merger.
     The following comparison of shareholders’ rights is necessarily a summary, is not intended to be complete or to identify all differences that may, under given situations, be material to shareholders and is subject, in all respects, and is qualified by reference to the Georgia Business Corporation Code, Florida Business Corporation Act, BCOF’s Articles of Incorporation and bylaws and Synovus’ Articles of Incorporation and bylaws.

	SYNOVUS		BCOF
•	Ten votes for each share held, except in limited circumstances described below	•	One vote for each share held

•	No cumulative voting rights in the election of directors, meaning that the holders of a plurality of the shares elect the entire board of directors	•	Same as Synovus

•	Dividends may be paid from funds legally available, subject to contractual and regulatory restrictions	•	Same as Synovus

•	Right to participate pro rata in distribution of assets upon liquidation	•	Same as Synovus

•	No pre-emptive or other rights to subscribe for any additional shares or securities	•	Same as Synovus

•	No conversion rights	•	Same as Synovus

•	Directors serve staggered 3-year terms	•	Directors serve one-year terms

•	Some corporate actions, including business combinations, require the affirmative action or vote of 66-2/3% of the votes entitled to be cast by the shareholders of all voting stock	•	Corporate actions, including business combinations (with certain exceptions), require the affirmative vote of a majority of the votes entitled to be cast at the meeting

•	No preferred stock is authorized	•	Same as Synovus
Synovus Common Stock
     Synovus is incorporated under the Georgia Business Corporation Code. Synovus is authorized to issue 600,000,000 shares of Synovus common stock, of which 313,120,081 shares were outstanding on January 13, 2006. Synovus has no preferred stock authorized. Synovus’ board of directors may at any time, without additional approval of the holders of Synovus common stock, issue authorized but unissued shares of Synovus common stock.
     As described below, Synovus’ Articles of Incorporation and bylaws presently contain several provisions that may make Synovus a less attractive target for an acquisition of control by an outsider who lacks the support of Synovus’ board of directors.
     Voting Rights; Anti-Takeover Effects; The Voting Amendment
     Under an amendment to Synovus’ Articles of Incorporation and bylaws which became effective on April 24, 1986, referred to in this document as the voting amendment, shareholders of Synovus common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of Synovus common stock which:
•	has had the same beneficial owner since April 24, 1986;

•	was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan;

•	is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ board of directors approving such issuance specifically reference and grant such rights, including shares of Synovus common stock to be issued to the former shareholders of BCOF upon consummation of the merger;

•	was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under such plan;

•	is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ board of directors approving such issuance and/or transfer specifically reference and grant such rights;

•	has been beneficially owned continuously by the same shareholder for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted;

•	was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has had the same beneficial owner for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted; or

•	is owned by a holder who, in addition to shares which are beneficially owned under any of the other requirements set forth above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock, which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or other similar action occurring after April 24, 1986.
     Holders of shares of Synovus common stock not described above are entitled to one vote per share for each such share. A shareholder may own both ten-vote shares and one-vote shares, in which case he or she will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.
     In connection with various meetings of Synovus’ shareholders, shareholders are required to submit to Synovus’ board of directors satisfactory proof necessary for it to determine whether such shareholders’ shares of Synovus common stock are ten-vote shares. If such information is not provided to Synovus’ board of directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.
     As Synovus common stock is registered with the SEC and is listed on the NYSE, Synovus common stock is subject to the provisions of a NYSE rule, which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for listing on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a “grandfather” provision, under which Synovus’ voting amendment qualifies, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. Synovus’ management believes that all current shareholders of Synovus common stock are entitled to ten votes per share, and as such, the further issuance of any ten-vote shares would not disenfranchise any existing shareholders. In the event it is determined in the future that Synovus cannot continue to issue ten-vote shares in mergers and acquisitions, Synovus will consider repealing the voting amendment and restoring the principle of one share/one vote.
     If the merger is approved, present shareholders of BCOF common stock, as future shareholders of Synovus common stock, will, under the voting amendment described above, be entitled to ten votes per share for each share of Synovus common stock received by them on the effective date of the merger. Each shareholder of BCOF may also acquire by purchase, stock dividend or otherwise, up to 1,139,063 additional shares of Synovus common stock which will also be entitled to ten votes per share. However, if a BCOF shareholder acquires by purchase, stock dividend or otherwise, more than 1,139,063 additional shares of Synovus common stock, he or she will be entitled to only receive one vote per share for each of the shares in excess of 1,139,063 shares until they have been held for four years.
     Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., Synovus common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or upon liquidation. Synovus common stock does not carry any pre-emptive rights enabling a holder to subscribe for or receive shares of Synovus common stock.

     Staggered Board of Directors; Supermajority Approvals
     Under Synovus’ Articles of Incorporation and bylaws, Synovus’ board of directors is divided into three classes of directors serving staggered three year terms, with the terms of each class of directors to expire each succeeding year. Also under Synovus’ Articles of Incorporation and bylaws, the vote or action of shareholders possessing 66-2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of Synovus common stock is required to:
•	call a special meeting of Synovus shareholders;

•	fix, from time to time, the number of members of Synovus’ board of directors;

•	remove a member of Synovus’ board of directors;

•	approve any merger or consolidation of Synovus with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of Synovus’ assets to or with any other corporation, person or entity, with respect to which the approval of Synovus’ shareholders is required by the provisions of the corporate laws of the State of Georgia; and

•	alter, delete or rescind any provision of Synovus’ Articles of Incorporation.
     This allows directors to be removed only for cause by 66-2/3% of the votes entitled to be cast at a shareholders’ meeting called for that purpose. Vacancies or new directorships can only be filled by a majority vote of the directors then in office. Synovus’ staggered board of directors, especially when combined with the voting amendment, makes it more difficult for its shareholders to force an immediate change in the composition of the majority of the board. A potential acquiror with shares recently acquired, and not entitled to 10 votes per share under the voting amendment, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing the policies or control of Synovus.
     Evaluation of Business Combinations
     Synovus’ Articles of Incorporation also provide that in evaluating any business combination or other action, Synovus’ board of directors may consider, in addition to the amount of consideration involved and the effects on Synovus and its shareholders, the interests of the employees, customers, suppliers and creditors of Synovus and its subsidiaries, the communities in which offices of the corporation or its subsidiaries are located, and any other factors the board of directors deems pertinent.
BCOF Common Stock
     The Articles of Incorporation of BCOF authorize the issuance of 10,000,000 shares of common stock. At January 17, 2006, there were 1,660,590 shares of common stock issued and outstanding. The remaining authorized shares of BCOF common stock may be issued from time to time in such amounts as the board of directors determines. Each holder of BCOF common stock has one vote per share upon all matters voted upon by shareholders. Voting rights are noncumulative so that shareholders holding a majority of the outstanding shares of BCOF common stock are able to elect all members of the board of directors. All shares of BCOF common stock, when issued and fully paid, are non-assessable and are not subject to redemption and have no preemptive rights. Upon the liquidation, dissolution or winding up of BCOF, whether voluntary or involuntary, holders of BCOF common stock are entitled to share ratably, after satisfaction in full of all liabilities, in all remaining assets of BCOF available for distribution. All shares of BCOF common stock are entitled to share equally in such dividends as the board of directors may declare on the BCOF common stock from sources legally available therefor. BCOF is a holding company and conducts almost all of its operations through its bank subsidiary. Accordingly, BCOF depends on the cash flow of its subsidiary bank to meet its obligations. BCOF’s subsidiary bank is limited in the amount of dividends it can pay to BCOF without prior regulatory approval. Also, bank regulators have the authority to prohibit BCOF’s subsidiary bank from paying dividends if they think the payment would be an unsafe and unsound banking practice.

     Required Shareholder Vote
     Under BCOF’s’s Articles of Incorporation and bylaws, BCOF’s board of directors is elected by the affirmative vote of a majority of shares represented at each annual meeting. There are no provisions requiring supermajority approval for any shareholder vote or action under BCOF’s Articles of Incorporation or bylaws. Therefore, provisions of Florida law relating to shareholder approval of merger and share exchange prescribe the shareholder vote required to approve the merger. Florida law requires that BCOF shareholders approve the merger agreement adopted by the board of directors. The merger agreement must be approved by a majority of all the votes entitled to be cast on the merger agreement by all shares entitled to vote on the plan. All shares of BCOF are entitled to vote on the merger agreement.
     The preceding descriptive information concerning Synovus common stock and BCOF common stock outlines certain provisions of Synovus’ Articles of Incorporation and bylaws, BCOF’s Articles of Incorporation and bylaws and certain statutes regulating the rights of holders of Synovus and BCOF common stock. The information is not a complete description of those documents and statutes and is subject in all respects to provisions of the Articles of Incorporation and bylaws of Synovus, the Articles of Incorporation and bylaws of BCOF, the laws of the State of Georgia and the laws of the State of Florida.
APPRAISAL RIGHTS
     Pursuant to the Florida Business Corporation Act, which in this document we refer to as the FBCA, any shareholder of record of BCOF common stock who objects to the merger, and who fully complies with all the provisions of Sections 607.1301 through 607.1333 of the FBCA, will be entitled to demand and receive payment in cash of an amount equal to the fair value of his or her shares of BCOF common stock if the merger is consummated.
     Any BCOF shareholder desiring to receive payment of the fair value of his or her BCOF common stock in accordance with the requirements of Sections 607.1301 through 607.1333 of the FBCA:
•	must deliver to BCOF prior to the special meeting at which the vote will be taken on the merger, or at the special meeting, but before the vote is taken, written notice of intent to demand payment for his or her BCOF shares if the merger is consummated; and

•	must not vote in favor of the merger.
     A vote against the merger or abstention from voting by itself will not satisfy the notice requirements.
     A shareholder must demand appraisal with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but that are owned by one or more beneficial owners, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify BCOF in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the shareholder only if the shareholder submits to BCOF the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice as the due date to execute and return the form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.
     Within 10 days after the effective date of the merger, Synovus, as successor to BCOF in the merger, will provide each former shareholder of BCOF who has voted against the merger and properly provided a notice of intent to demand payment of fair value a written appraisal notice and form, which will indicate Synovus’ estimate of the fair value of BCOF common stock, contain an offer by Synovus to pay the shareholder this estimate of fair value, and be accompanied by a copy of BCOF’s financial statements and a copy of Sections 607.1301 through 607.1333 of the FBCA. The appraisal notice will provide that a shareholder may obtain information on the number of shareholders who return the appraisal form and the number of shares owned by those shareholders. It will also indicate the date by which Synovus must be notified if a shareholder wishes to withdraw from the appraisal process.

     A shareholder asserting appraisal rights must execute and return to Synovus, as successor to BCOF, and deposit the shareholder’s certificates in accordance with the terms of the notice, before the date specified in the appraisal notice, which will not be fewer than 40 or more than 60 days after the appraisal notice and form were sent to the shareholder. A shareholder who timely returns the form and deposits shares in accordance with the appraisal notice has no further rights as a shareholder, but only has the right to receive “fair value” for the shares in accordance with the appraisal procedures, unless the appraisal demand is withdrawn.
     A shareholder who does not execute and return the form and deposit his or her certificates by the date set forth in the appraisal notice will no longer be entitled to appraisal rights, will be bound by the terms of the merger agreement and will receive the merger consideration consisting of Synovus stock. A shareholder who complies with the terms of the notice but wishes to withdraw from the appraisal process may do so by notifying Synovus in writing no more than 20 days after the date set forth in the appraisal notice as the due date to execute and return the form. A shareholder who fails to withdraw from the appraisal process in a timely manner may not thereafter withdraw without Synovus’ written consent.
     If a shareholder timely accepts the offer to pay the fair value of the shares as set forth in the appraisal notice, payment will be made within 90 days after Synovus receives the form from the shareholder. A shareholder who is dissatisfied with the offer must include in his or her returned form, a demand for payment of that shareholder’s estimate of the fair value of the shares plus interest; otherwise the shareholder will be entitled to payment of only the amount offered. Interest is to be calculated at the interest rate on judgments in Florida in effect at the merger’s effective time. Once Synovus has made payment of an agreed value as described above, the shareholder will cease to have any further appraisal rights in the shares.
     If Synovus and the shareholder asserting appraisal rights are unable to agree on the fair value of the shares, under Section 1330 of the FBCA, Synovus will be required to file within 60 days after receipt of the shareholder’s demand, an appraisal action in the appropriate court in Collier County. The court would be required to determine the fair value for the shares of BCOF common stock. If Synovus fails to file such proceeding within 60 days, any shareholder asserting appraisal rights may do so in the name of Synovus. All shareholders asserting appraisal rights, except for those that have agreed upon a value with Synovus, are deemed to be parties to the proceeding. In such a proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Synovus would be required to pay each shareholder asserting appraisal rights the amount found to be due within 10 days after final determination of the proceedings. At the court’s discretion, the judgment may include interest at a rate determined by the court. Upon payment of this judgment, the shareholder would cease to have any further appraisal rights with respect to his or her BCOF shares.
     The court in any appraisal proceeding will determine the costs and expenses (including attorneys’ and experts’ fees) of any appraisal proceeding and such costs and expenses will be assessed against Synovus. However, all or any part of such costs and expenses (including attorneys’ and experts’ fees) may be apportioned and assessed against all or some of the shareholders that request an appraisal, in such amount as the court deems equitable, if the court determines that the shareholders acted arbitrarily or not in good faith with respect to the shareholders’ appraisal rights. If the court finds that counsel for one shareholder substantially benefited other shareholders, and attorneys’ fees should not be assessed against the corporation, the court may award counsel fees to be paid out of the amounts awarded to benefited shareholders.
     You must do all of the things described in this section and as set forth in Sections 607.1301 through 607.1333 of the FBCA in order to preserve your appraisal rights and to receive the fair value of your shares in cash (as determined in accordance with those provisions). If you do not follow each of the steps as described above, you will have no right to receive cash for your shares as provided for appraisal rights by the FBCA. In view of the complexity of these provisions of Florida law, shareholders of BCOF who are considering exercising their appraisal rights should consult their legal advisors.
     The foregoing does not purport to be a complete statement of the provisions of Florida law relating to statutory appraisal rights and is qualified in its entirety by reference to these provisions, the relevant portions of which are reproduced in full in Appendix “B” to this document.

DESCRIPTION OF SYNOVUS
Business
     Synovus is a diversified financial services company and a registered financial holding company and bank holding company with approximately $27.1 billion in assets. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through bank subsidiaries and other offices in Georgia, Alabama, South Carolina, Florida and Tennessee and electronic payment processing services through its 81% owned subsidiary, Total System Services, Inc. Synovus is based in Columbus, Georgia and its stock is traded on the NYSE under the symbol “SNV.”
     Synovus is engaged in two business segments:
•	financial services, which primarily involve commercial banking activities, as well as retail banking, financial management, mortgage, leasing and insurance services; and

•	transaction processing services, which consist primarily of electronic payment processing services, including consumer, commercial, retail, government services, debit and stored value card processing and related services.
     As of September 30, 2005, Synovus had total assets of approximately $27.1 billion, net loans of $20.6 billion, total deposits of $20.3 billion and total shareholders’ equity of $2.9 billion.
     Synovus’ principal executive offices are located at 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901, and its telephone number is (706) 649-5220. Synovus’ website is www.synvous.com. Information included on Synovus’ website is expressly not incorporated by reference into this prospectus.
     Additional information about Synovus is included in documents incorporated into this document by reference. See “Where You Can Find More Information” on page 43. Shareholders desiring copies of such documents may contact Synovus at its address or phone number indicated under “Where You Can Find More Information.”
Recent Developments
     On January 18, 2006, Synovus announced its fourth quarter 2005 earnings and filed a Form 8-K with the SEC related to the earnings announcement, a copy of which is incorporated by reference into this document. Synovus’ fourth quarter net income grew 15.6% over the fourth quarter 2004 to $137.3 million, which represented earnings per share growth of 14.9% to $.44 per share. For the full year, net income grew 18.2% and earnings per share increased 16.5% over 2004. Return on assets was 2.00% and return on equity was 18.74% for the fourth quarter 2005, compared to 1.91% and 17.92%, respectively, in the same period last year. For the full year, return on assets was 1.96% and return on equity was 18.45%, compared to 1.88% and 17.63%, respectively in 2004. Shareholders’ equity at December 31, 2005, was $2.95 billion, which represented 10.69% of quarter-end assets. Total assets ended the quarter at $27.6 billion, an increase of 10.3% from the same period last year.

DESCRIPTION OF BCOF
Business
     BCOF is a one-bank holding company and is the parent company of its wholly owned subsidiary, First Florida Bank. The holding company was established on June 13, 1997 under authority of the Bank Holding Company Act through approval by the Federal Reserve Board.
     First Florida Bank is a state-chartered commercial bank organized and founded in 1999 and is a member of the FDIC. The bank operates three full-service and one limited-service banking offices, serving Collier, Lee and Orange Counties in the Naples, Ft. Myers and Orlando areas of Florida, respectively. First Florida Bank provides a comprehensive range of financial services to individuals, corporations, professional associations, non-profit organizations and local governments throughout its market areas.
     The business of First Florida Bank consists of attracting deposits from the general public in the areas served by its banking offices and using those deposits, together with funds derived from other sources, to fund a variety of consumer, commercial and residential real estate loans in Collier, Lee and Orange counties and the contiguous counties. The revenues of First Florida Bank are derived primarily from interest on, and fees received in connection with, its lending activities and, to a lesser degree, from interest and dividends from investment securities and short-term investments. The principal expenses of First Florida Bank are the interest paid on deposits and general and administrative operating expenses.
     As a general commercial bank, First Florida Bank offers a broad range of commercial consumer and residential real estate loans, and provides a variety of corporate and personal banking services to individuals, businesses and other institutions located in its market area. In order to attract funds for loans, First Florida Bank’s deposit services include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest paying checking accounts, savings accounts and money market accounts. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive to those in the area. All deposit accounts are insured by the FDIC up to the maximum limits permitted by law. First Florida Bank also offers automated teller machines and ATM cards, allowing access to local, state, national, and international networks, safe deposit boxes, wire transfers, direct deposit, and internet banking with bill-paying services.
     First Florida Bank is subject to examination and comprehensive regulation by the Florida Department of Financial Institutions. In addition, the Federal Reserve Board conducts periodic examinations of First Florida Bank. As is the case with banking institutions generally, First Florida Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the FDIC and the Federal Reserve Board. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.
Market Area
     First Florida Bank’s operations are headquartered in Naples, Florida, but its market area consists of Collier, Lee and Orange counties and the contiguous counties. Management of First Florida Bank believes that its principal markets have been the expanding residential market within its primary market area, and the established commercial, small business, and professional markets in its market area. Businesses and individuals are solicited through the personal efforts of the bank’s directors and lending officers.
Lending Activities
     The primary source of income generated by First Florida Bank is the interest and fees earned from its loan portfolio and, to a lesser degree, its investment portfolios. To develop business, First Florida Bank relies to a great extent on the personalized approach of its lending officers who have extensive business and personal contacts in the communities it serves. First Florida Bank has attempted to maintain diversification when considering investments and the approval of loan requests. Emphasis has been placed on the borrower’s ability to generate cash flow sufficient to support its debt obligations and other cash related expenses.
     Lending activities include commercial and consumer loans and loans for residential purposes. Consumer loans include collateralized loans for the purchase of automobiles, boats, home improvement, and personal investments. First Florida Bank offers personal and corporate credit cards issued by a correspondent bank, which assumes all liabilities relating to underwriting of the credit applicant. First Florida Bank also originates a variety of residential real estate loans, including the origination of conventional mortgages collateralized by first mortgage loans to enable borrowers to construct, purchase, refinance, or to improve homes or real property. In addition, such loans include those made to individual borrowers collateralized by first mortgage interests on unimproved parcels of real estate zoned for residential homes on which such borrowers intend to erect their personal residences. First Florida Bank also makes land acquisition and development loans and construction loans to developers of residential properties for construction of residential subdivisions and multi-family residential projects.
     At September 30, 2005, First Florida Bank’s loan portfolio, net of reserves, was more than $312 million, representing 90% of total assets. As of such date, First Florida Bank’s loan portfolio consisted of 3.5% residential mortgage loans, 11.5% commercial non-real-estate loans, 40.7% commercial real estate secured loans, 26.2% residential construction loans, 15.9% commercial construction and land development loans, and 2.2% installment or consumer loans.
Competition
     First Florida Bank encounters strong competition both in attracting deposits and in the origination of loans. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as the availability of nationwide interstate banking have created a highly competitive environment for financial service providers in First Florida Bank’s market areas. In one or more aspects of its business, First Florida Bank has competed with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies and other financial intermediaries operating in its market area and elsewhere. Most of these competitors, some of which are affiliated with large bank holding companies, have substantially greater resources and lending limits, and may offer certain services that First Florida Bank does not provide. In addition, many of First Florida Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally chartered and insured banks.
     Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans and other credit and service charges, the quality of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits.
Employees
     As of September 30, 2005, First Florida Bank employed 57 full-time equivalent employees. None of these employees is covered by a collective bargaining agreement and management believes that its employee relations are good.
Description of Property
     First Florida Bank has designated as its main office its freestanding 7,500 square foot building located at 8850 Tamiami Trail North, Naples, Florida. The facility has five inside teller stations and three drive-thru lanes, private offices, new accounts area, vault, drive-up night depository, drive-up ATM, and storage areas on the first and second floors. The second floor contains a boardroom, loan department with private offices and workstations, and storage areas. The facility is owned by First Florida Bank but is situated on ground-leased property.
     The Lely Plaza branch is a 2,100 square foot single story, freestanding building located at 8801 Tamiami Trail East, in the Lely area of Naples, Florida. The facility contains private offices, three teller stations, two drive-thru lanes, drive-up ATM, vault, drive-up night depository, new account area, storage area and employee break room. The facility is leased by First Florida Bank.

     The Winter Park branch is a 1,200 square foot facility located at 972-A Orange Avenue, Winter Park, Florida. The facility contains private offices, two teller stations, one remote video drive-thru lane, a walk-up ATM, vault, drive-up night depository, new account area, storage area, and employee break room. The facility is also leased by First Florida Bank.
     The Winter Park loan production and administration office is a 3150 square foot facility located at 976-B Orange Avenue, Winter Park, Florida. The facility contains private offices, loan processor workstations, a storage area, and an employee break room. The facility is leased by First Florida Bank.
     The Ft. Myers limited service branch office is a 1570 square foot strip center unit located at 8931 Conference Drive, Suite #2, in Ft. Myers, Florida. The facility contains private offices, loan processing workstations, a storage area, and an employee break room, but it does not contain teller windows or drive-thru lanes. Its purpose is to offer only non-transaction deposit accounts and loans. The facility is leased by First Florida Bank.
     First Florida Bank’s Operations Center is a 5,600 square foot facility located at 6204 Janes Lane, Naples, Florida. The facility contains private offices as well as modular workstations, and houses the First Florida Bank’s accounting and financial reporting functions, loan closing and servicing functions, operations and compliance functions, facilities management services, the bank’s main switchboard, a storage area, and an employee break room. This facility is also leased by First Florida Bank.
Legal Proceedings
     First Florida Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens or foreclose on loan defaults, claims involving the making and servicing of real property loans, and other issues incident to its business. Management is not aware of any proceeding threatened or pending against First Florida Bank which, if determined adversely, would have a material adverse effect on its business or financial position.
Related Party Transactions
     First Florida Bank has had various loan and other banking transactions in the ordinary course of business with the directors, executive officers, and principal shareholders of First Florida Bank, or an associate of such person. All such transactions: (a) have been made in the ordinary course of business; (b) have been made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons; and (c) in the opinion of management do not involve more than the normal risk of collectibility or present other unfavorable features. At September 30, 2005, the total dollar amount of extensions of credit to directors, executive officers and First Florida Bank principal shareholders identified below, and any of their associates, excluding extensions of credit which were less than $60,000 to any one such person and their associates, were $991,121 which represented approximately 2.71% of total capital.
Principal Shareholders
     The following table sets forth, as of January 17, 2006, the stock ownership by each of BCOF’s directors, by all directors and executive officers as a group, and by each owner of more than 5% of the outstanding shares of BCOF common stock.

Name	Shares Beneficially Owned(1)	Percentage of Class
Robert O. Smedley	44,325(2)	2.62%

Lowell C. Anderson	15,158(3)	*

Samuel L. Kaplan	84,265	5.07%

John W. Hoyt	37,345(4)	2.25%

Name	Shares Beneficially Owned(1)	Percentage of Class
Craig W. Gagnon	76,195(5)	4.59%

Ralph Strangis	84,338	5.08%

All directors and executive officers as a group (6 Persons)	341,626	20.17%

*	Less than 1%.

(1)	The information contained in this table with respect to BCOF common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Exchange Act. Information with respect to beneficial ownership is based upon information furnished by each owner. With respect to certain of the individual directors and executive officers listed in the table, the number of shares indicated includes shares of BCOF common stock that the individual has the right to acquire now or within the next 60 days through the exercise of previously granted options. All options held by directors and officers will become exercisable immediately prior to the merger as a result of the “change in control.”

(2)	Includes 33,000 shares that are subject to options exercisable now or within the next 60 days. Does not include additional options held but not exercisable of 41,000 shares.

(3)	Represents shares held in the name of Madeleine C. Anderson and Lowell C. Anderson, Trustees, Madeleine C. Anderson Trust U/A Dated March 7, 2000.

(4)	Represents shares held in the name of Nigel L. Hoyt, Trustee, John W. Hoyt 1996 Irrevocable Trust.

(5)	Represents shares held by First Florida LLC, of which Mr. Gagnon is a managing member.
REGULATORY MATTERS
General
     Synovus is a registered bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956 and by the Georgia Department of Banking and Finance under the bank holding company laws of the State of Georgia. Synovus became a financial holding company under the Gramm-Leach-Bliley Act of 1999 in April 2000. Financial holding companies may engage in a variety of activities, some of which are not permitted for other bank holding companies that are not financial holding companies. Synovus’ affiliate national banking associations are subject to regulation and examination primarily by the Office of the Comptroller of the Currency, which we refer to as the OCC, and, secondarily, by the FDIC and the Federal Reserve Board. Synovus’ state-chartered banks are subject to primary federal regulation and examination by the FDIC and, in addition, are regulated and examined by their respective state banking departments. Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve Board, the state banking regulators, the OCC and the FDIC govern almost all aspects of the operations of the banks. Various federal and state bodies regulate and supervise Synovus’ non-banking subsidiaries including its brokerage, investment advisory, insurance agency and processing operations. These include, but are not limited to, the SEC, the National Association of Securities Dealers, Inc., federal and state banking regulators and various state regulators of insurance and brokerage activities.
Dividends
     Under the laws of the State of Georgia, Synovus, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in its Articles of Incorporation, and unless, after payment of the dividend, it would not be able to pay its debts when they become due in the usual course of its business or its total assets would be less than the sum of its total liabilities. Synovus is also subject to regulatory capital restrictions that limit the amount of cash dividends that it may pay. Additionally, Synovus is subject to contractual restrictions that limit the amount of cash dividends it may pay. Under the laws of the State of Florida, BCOF is subject to similar dividend restrictions.

     The primary sources of funds for Synovus’ payment of dividends to its shareholders are dividends and fees to Synovus from its banking and nonbanking affiliates. Similarly, the primary source of funds for BCOF’s payment of dividends to its shareholders are dividends to BCOF from its banking affiliate, First Florida Bank. Various federal and state statutory provisions and regulations limit the amount of dividends that the subsidiary banks of Synovus and BCOF may pay. Under the regulations of the Georgia Department of Banking and Finance, a Georgia bank must have approval of the Georgia Department of Banking and Finance to pay cash dividends if, at the time of such payment:
•	the ratio of Tier 1 capital to adjusted total assets is less than 6%;

•	the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net after-tax profits for the previous calendar year; or

•	its total classified assets in its most recent regulatory examination exceeded 80% of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.
     In general, the approval of the Alabama Banking Department, Florida Department of Financial Institutions and Tennessee Department of Financial Institutions is required if the total of all dividends declared by an Alabama, Florida or Tennessee bank, as the case may be, in any year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank’s retained net income for the current year plus retained net income for the preceding two years. Approval of the Federal Reserve Board is required for payment of any dividend by a state chartered bank that is a member of the Federal Reserve System and sometimes referred to as a state member bank, if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for that year combined with its retained net profits for the proceeding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand.
     Some of Synovus’ banking affiliates have in the past been required to secure prior regulatory approval for the payment of dividends to Synovus in excess of regulatory limits and may be required to seek approval for the payment of dividends to Synovus in excess of those limits in the future. If prior regulatory approvals are sought, there is no assurance that any such regulatory approvals will be granted.
     Federal and state banking regulations applicable to Synovus and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. Synovus’ objective is to pay out a dividend payout ratio of at least 40% in cash dividends to its shareholders. Synovus and its predecessors have paid cash dividends on their common stock in every year since 1891. Under restrictions imposed under federal and state laws, Synovus’ subsidiary banks could declare aggregate dividends to Synovus of approximately $295 million during 2005 without obtaining regulatory approval.
Capital Requirements
     Synovus and BCOF are required to comply with the capital adequacy standards established by the Federal Reserve Board and their banking subsidiaries must comply with similar capital adequacy standards established by the OCC and FDIC, as applicable. As a financial holding company, each of Synovus’ subsidiaries is required to maintain capital levels required for a well-capitalized institution. See the section entitled “Prompt Corrective Action” below.
     There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve Board, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.
     The bank regulatory agencies use a risk-adjusted calculation to aid them in their determination of capital adequacy by weighting assets based on the credit risk associated with on- and off-balance sheet assets. The majority of Synovus’ risk-weighted assets are on-balance sheet assets in the form of loans. Capital is categorized into two types: Tier 1 and Tier 2.

     In addition to the risk-based capital standards, a minimum leverage ratio (also referred to as the Tier 1 leverage ratio) of 4% is required for the highest-rated financial holding companies that are not undertaking significant expansion programs. An additional 1% to 2% may be required for other companies, depending upon their regulatory ratings and expansion plans. The leverage ratio is defined as Tier 1 capital divided by quarterly average assets, net of certain intangibles.
     At September 30, 2005, Synovus’ Total risk-based capital ratio was 14.23%, its Tier 1 capital ratio was 10.18% and its Tier 1 leverage ratio was 9.99%. Assuming the merger had been consummated on September 30, 2005 and excluding any other pending transactions of Synovus, the Total risk-based capital ratio of Synovus would have been 14.19%, its Tier 1 capital ratio would have been 10.19% and its Tier 1 leverage ratio would have been 10.00%. Each of these ratios exceeds the current requirements under the Federal Reserve Board’s capital guidelines.
     At September 30, 2005, BCOF’s Total risk-based capital ratio was 11.48%, its Tier 1 capital ratio was 10.28% and its Tier 1 leverage ratio was 10.58%. Each of these ratios exceeds the current requirements under the Federal Reserve Board’s capital guidelines.
     Each of Synovus’ and BCOF’s banking subsidiaries is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency, and each was in compliance with the applicable minimum capital requirements as of September 30, 2005.
     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits and other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See “Prompt Corrective Action” below.
Commitments to Subsidiary Banks
     Under the Federal Reserve Board’s policy, Synovus is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent that policy. In addition, any capital loans by Synovus to any of its subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of that bank.
     In the event of Synovus’ bankruptcy, any commitment by Synovus to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally will be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution. All of Synovus’ bank subsidiaries are FDIC-insured institutions.
Prompt Corrective Action
     The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories as described below. The federal banking regulators are also required to take mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, the Federal Deposit Insurance Corporation Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.
     Under the Federal Deposit Insurance Corporation Improvement Act, the Federal Reserve Board, the FDIC, the OCC and the Office of Thrift Supervision have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories:

•	Well Capitalized — an institution that has a Total risk-based capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a Tier 1 leverage ratio of at least 5%;

•	Adequately Capitalized — an institution that has a Total risk-based capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a Tier 1 leverage ratio of at least 4%;

•	Undercapitalized — an institution that has a Total risk-based capital ratio of under 8%, a Tier 1 capital ratio of under 4% or a Tier 1 leverage ratio of under 4%;

•	Significantly Undercapitalized — an institution that has a Total risk-based capital ratio of under 6%, a Tier 1 capital ratio of under 3% or a Tier 1 leverage ratio of under 3%; and

•	Critically Undercapitalized — an institution whose tangible equity is not greater than 2% of total tangible assets.
     The regulations permit the appropriate federal banking regulator to downgrade an institution to the next lower category if the regulator determines (1) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (2) that the institution has received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate federal banking regulator depend upon an institution’s classification within the five categories. Synovus’ management believes that Synovus and its bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the Federal Deposit Insurance Corporation Improvement Act regulations.
     The Federal Deposit Insurance Corporation Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.
     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.
Safety and Soundness Standards
     The Federal Deposit Insurance Act, as amended by the Federal Deposit Insurance Corporation Improvement Act and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards under the Federal Deposit Insurance Corporation Improvement Act. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies have adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act. See “Prompt Corrective Action” above. If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.
Depositor Preference Statute
     Federal law provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.
Gramm-Leach-Bliley Act
     On November 12, 1999, legislation was enacted which allows bank holding companies to engage in a wider range of non-banking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is: (1) financial in nature; (2) incidental to any such financial activity; or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The legislation makes significant changes in United States banking law, principally by repealing restrictive provisions of the 1933 Glass-Steagall Act. The legislation specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act. The legislation does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. Synovus became a financial holding company in April 2000.
     In addition to the Gramm-Leach-Bliley Act, there have been a number of legislative and regulatory proposals that would have an impact on bank/financial holding companies and their bank and nonbank subsidiaries. It is impossible to predict whether or in what form these proposals may be adopted in the future and if adopted, what their effect will be on Synovus.
LEGAL MATTERS
     The validity of the Synovus common stock to be issued in connection with the merger will be passed upon by Kathleen Moates, Senior Vice President and Senior Deputy General Counsel of Synovus. Ms. Moates beneficially owns shares of Synovus common stock and options to purchase additional shares of Synovus common stock. As of the date of this document, the number of shares Ms. Moates owns or has the right to acquire upon exercise of her options is, in the aggregate, less than 0.1% of the outstanding shares of Synovus common stock. Powell Goldstein LLP will deliver its opinion to Synovus and BCOF as to certain United States federal income tax matters.
EXPERTS
     The consolidated financial statements of Synovus Financial Corp. and subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control Over Financial Reporting) as of December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The audit report on the consolidated financial statements as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 refers to a change in the method of accounting for goodwill in 2002. The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 contains an explanatory paragraph that states that Synovus acquired both Trust One Bank and Peoples Florida Banking Corporation during 2004. Synovus excluded from its assessment of the effectiveness of Synovus’ internal control over financial reporting as of December 31, 2004, Trust One Bank’s internal control over financial reporting and Peoples Florida Banking Corporation’s internal control over financial reporting. The audit of internal control over financial reporting of Synovus also excluded an evaluation of the internal control over financial reporting of Trust One Bank and Peoples Florida Banking Corporation.
OTHER MATTERS
     BCOF’s board of directors does not know of any matters to be presented at the special meeting other than the proposal to approve the merger. If any other matters are properly brought before the special meeting or any adjournment of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any such matters.
SHAREHOLDER PROPOSALS
     Synovus’ 2006 annual meeting of shareholders will be held in April 2006. Any shareholder satisfying the SEC’s requirements and wishing to submit a proposal to be included in the proxy statement for the 2006 annual meeting of shareholders should submit the proposal in writing to the Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901. Synovus must have received a proposal by November 18, 2005 to consider it for inclusion in the proxy statement for the 2006 annual meeting of shareholders.
     If the merger is not consummated, BCOF will inform its shareholders of the date and time of its 2006 annual meeting of shareholders.
WHERE YOU CAN FIND MORE INFORMATION
     Synovus files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Synovus files with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE.
     Synovus filed a registration statement on Form S-4 to register with the SEC the Synovus common stock to be issued to BCOF shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Synovus. As permitted by SEC rules, this document does not contain all the information you can find in Synovus’ registration statement or the exhibits to that registration statement.
     The SEC permits Synovus to “incorporate by reference” information into this document, which means that Synovus can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.
     This document incorporates by reference the documents set forth below that Synovus has previously filed with the SEC. These documents contain important information about Synovus and its business.
Synovus SEC Filings (File No. 1-10312)
(1)	Synovus’ Annual Report on Form 10-K for the year ended December 31, 2004, as amended on April 28, 2005;

(2)	Synovus’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(3)	Synovus’ Current Reports on Form 8-K filed on January 19, 2005, January 20, 2005, January 25, 2005, February 3, 2005, March 28, 2005, April 26, 2005, June 14, 2005, July 12, 2005, July 20, 2005, September 6, 2005, October 19, 2005, November 23, 2005, December 21, 2005, December 27, 2005, January 6, 2006 and January 18, 2006; and

(4)	the description of Synovus common stock contained in Synovus’ Registration Statement on Form 8-A filed with the SEC on August 21, 1989.
     Synovus also incorporates by reference additional documents that may be filed with the SEC under Sections 13(a), 13(c), 14 and 15 (d) under the Securities Exchange Act of 1934, as amended, between the date of this document and the date of the BCOF special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
     Synovus has supplied all information contained or incorporated by reference in this document relating to Synovus, and BCOF has supplied all information contained in this document relating to BCOF.
     You can obtain any of the documents incorporated by reference from Synovus, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from Synovus without charge, excluding all exhibits, except that if Synovus has specifically incorporated by reference an exhibit in this document, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Synovus at the following addresses:
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
Attn: G. Sanders Griffith, III
Senior Executive Vice President,
General Counsel & Secretary
Telephone: (706) 649-2267
     If you would like to request documents, please do so by                     , 2006 to receive them before the BCOF special meeting.
     You should rely only on the information contained or incorporated by reference in this document. Synovus and BCOF have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated                     , 2006. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to shareholders nor the issuance of Synovus common stock in the merger creates any implication to the contrary.
PRO FORMA FINANCIAL INFORMATION
     Pro forma financial information reflecting the acquisition of BCOF by Synovus is not presented in this document because the pro forma effect is not significant.

APPENDIX A
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of the 24th day of October, 2005 (the “Plan” or the “Agreement”) by and between SYNOVUS FINANCIAL CORP. (“Synovus”) and BANKING CORPORATION OF FLORIDA (“BCOF”).
RECITALS:
     A. Synovus. Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of August 31, 2005, Synovus had 600,000,000 authorized shares of common stock, par value $1.00 per share (“Synovus Common Stock”), of which 317,844,518 shares were outstanding on said date. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 39 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a “Subsidiary”) and other non-banking Subsidiaries as of the date hereof. Each Subsidiary that is a depository institution is an “insured institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.
     B. BCOF. BCOF has been duly incorporated and is an existing corporation in good standing under the laws of Florida, with its principal executive offices located in Naples, Florida. As of August 31, 2005, BCOF had 10,000,000 authorized shares of common stock, par value $.01 per share (“BCOF Stock”), of which 1,643,037 shares are outstanding as of the date hereof. All of the issued and outstanding shares of BCOF Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. BCOF has one wholly-owned banking Subsidiary, First Florida Bank, which Subsidiary is an “insured institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation.
     C. Rights, Etc. Neither Synovus nor BCOF has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock except, in the case of Synovus, as described in filings made with the Securities and Exchange Commission (“SEC”) and except, in the case of BCOF, as described in its audited financial statements for the year ended December 31, 2004 or in its unaudited financial statements for the period ended June 30, 2005 or except as otherwise disclosed in the Disclosure Schedules referred to in Article III below.

     D. Board Approvals. The respective Boards of Directors of Synovus and BCOF have unanimously approved and adopted the Plan and have duly authorized its execution. In the case of BCOF, the Board of Directors has unanimously voted to recommend to its shareholders that the Plan be approved.
     E. Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to any party shall be deemed to be with respect to such party and its Subsidiaries, or in the case of BCOF, its Subsidiary, taken as a whole.
     F. Material Adverse Effect. For the purposes of this Plan, the capitalized term “Material Adverse Effect” as used in relation to a person, means an adverse effect on the business, results of operations or financial condition of that person or its Subsidiaries which is material to it and its Subsidiaries, taken as a whole, provided that “Material Adverse Effect” shall not include or be deemed to include: (1) the impact of changes which are made and become effective after the date of this Plan in banking or similar laws of general applicability or interpretations thereof by courts or governmental authorities; (2) changes which are made and become effective after the date of this Plan in generally accepted accounting principles applicable to banks and their holding companies; or (3) changes after the date of this Plan in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks or their holding companies generally except to the extent that such changes in general economic or market conditions have a materially disproportionate adverse effect on such party.
     In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus and BCOF adopt the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:
I. THE MERGER
    (A) Structure of the Merger. On the Effective Date (as defined in Article VII), BCOF will merge (the “Merger”) with and into Synovus, with Synovus being the surviving corporation (the “Surviving Corporation”) under the name Synovus Financial Corp. pursuant to the applicable provisions of the Georgia Business Corporation Code (“Georgia Act”) and the Florida Business Corporation Act (“Florida Act”). On the Effective Date, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of Synovus in effect immediately prior to the Effective Date.
    (B) Effect on Outstanding Shares. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of BCOF Stock issued and outstanding on the Effective Date, other than shares of BCOF Stock as to which dissenters’ rights have been duly and validly exercised in accordance with the Florida Act, shall be converted into and exchangeable for the right to receive 1.7697 shares of Synovus Common Stock (“Per Share Exchange Ratio”).
     As of the Effective Date, each share of BCOF Stock held as treasury stock of BCOF shall be canceled, retired and cease to exist, and no payment shall be made in respect thereof.
     No fractional shares of Synovus Common Stock shall be issued in connection with the Merger. Each holder of BCOF Stock who would otherwise have been entitled to receive a fraction of a share of Synovus Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Synovus Common Stock multiplied by the closing price per share of Synovus Common Stock on the New York Stock Exchange (“NYSE”) on the last business day immediately preceding the Effective Date.
     Each holder of BCOF Stock will be entitled to ten (10) votes for each share of Synovus Common Stock to be received by him/her on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on October 19, 2005, in accordance with and subject to those certain Articles of Amendment to Synovus’ Articles of Incorporation, dated April 24, 1986. Synovus shall provide BCOF with certified copies of such resolutions prior to the Effective Date.
     The shares of Synovus Common Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding and unchanged after the Merger.
     If, between the date of this Agreement and the Effective Date, the outstanding shares of Synovus Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reorganization, reclassification, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in Synovus’ capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio so as to prevent the dilutive effect of such transaction on a percentage of ownership basis.
     (C) General Procedures. Certificates which represent shares of BCOF Stock that are outstanding on the Effective Date (each, a “Certificate”) and are converted into shares of Synovus Common Stock pursuant to the Plan shall, after the Effective Date, be deemed to represent shares of the Synovus Common Stock into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Synovus Common Stock into which such shares have been converted.
     As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of BCOF Stock outstanding on the Effective Date transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the Synovus Common Stock into which such shares of the BCOF Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, duly endorsed as Synovus may require, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in paragraph (B) of Article I and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of BCOF of shares of BCOF Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If after the Effective Date, Certificates are presented for transfer to BCOF, they shall be canceled and exchanged for the shares of Synovus Common Stock deliverable in respect thereof as determined in accordance with the provisions of paragraph (B) of Article I and in accordance with the procedures set forth in this paragraph. In the case of any lost, mislaid, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in paragraph (B) of Article I, to deliver to Synovus a bond in such sum as Synovus may direct as indemnity against any claim that may be made against the exchange agent, Synovus or BCOF with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.
     After the Effective Date, holders of BCOF Stock shall cease to be, and shall have no rights as, stockholders of BCOF, other than: (1) to receive shares of Synovus Common Stock into which such shares have been converted, fractional share payments pursuant to the Plan and any dividends or distributions with respect to such shares of Synovus Common Stock; or (2) the right to receive the value of such shares, in the case of any holder perfecting such holder’s dissenters’ rights in accordance with the Florida Act.
     Notwithstanding the foregoing, neither Synovus nor BCOF nor any other person shall be liable to any former holder of shares of BCOF Stock for any amounts paid or property delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (D) Options. On the Effective Date, each option granted by BCOF to purchase shares of BCOF Stock (each a “BCOF Stock Option”), whether vested or unvested, which is outstanding and unexercised immediately prior thereto, shall be assumed by Synovus and converted automatically into an option to purchase shares of Synovus Common Stock (each a “Synovus Stock Option”) in an amount and at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original option):
(1)	The number of shares of Synovus Common Stock to be subject to the new option shall be equal to the product of the number of shares of BCOF Stock subject to the original option multiplied by the Per Share Exchange Ratio, provided that any fractional shares of Synovus Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(2)	The exercise price per share of Synovus Common Stock under the new option shall be equal to the exercise price per share of BCOF Stock under the original option divided by the Per Share Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.
     The adjustment provided herein with respect to any options which are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”)) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.
     Within thirty (30) days after the Effective Date, Synovus shall notify each holder of an option to purchase BCOF Stock of the assumption of such options by Synovus. Such notice will effect the revisions to the options, which shall be effective as of the Effective Date. No payment shall be made for fractional interests. From and after the date hereof, no additional options to purchase BCOF Stock shall be granted. Synovus shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Synovus Common Stock for delivery upon exercise of the Synovus Stock Options. As soon as practicable after the Effective Date, Synovus shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Synovus Common Stock subject to any Synovus Stock Options held by persons who are or were directors, officers or employees of BCOF.
     (E) Dissenting Shareholders. Any holder of shares of BCOF Stock who perfects such holder’s dissenters’ rights in accordance with the Florida Act shall be entitled to receive from the Surviving Corporation the value of such shares in cash as determined pursuant to such provision of the Florida Act; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Florida Act and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Date a dissenting shareholder of BCOF fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of BCOF Stock is entitled under paragraph (B) of this Article I upon surrender by such holder of the certificate or certificates representing the shares of BCOF Stock held by such holder.

II. ACTIONS PENDING MERGER
     (A) BCOF covenants to Synovus that BCOF and its Subsidiary shall conduct their business only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock, other than shares of BCOF Stock issued in connection with the exercise of currently outstanding options to purchase shares of BCOF Stock; (2) declare, set aside, or pay any dividend or distribution with respect to the capital stock of BCOF other than normal and customary quarterly cash dividends in accordance with past practices and the provisions of Section IV(Q) of this Agreement; (3) directly or indirectly redeem, purchase or otherwise acquire any capital stock of BCOF or its Subsidiary; (4) effect a split or reclassification of the capital stock of BCOF or its Subsidiary or a recapitalization of BCOF or its Subsidiary; (5) amend the articles of incorporation or bylaws of BCOF or its Subsidiary; (6) grant any increase in the salaries payable or to become payable by BCOF or its Subsidiary to any employee other than normal, annual salary increases to be made with regard to the employees of BCOF or its Subsidiary; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of BCOF or its Subsidiary, except to the extent such changes are required by applicable laws or regulations; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of BCOF or its Subsidiary or any “associate” of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), other than in the ordinary course of their business; (9) incur or assume any liabilities, other than in the ordinary course of their business; (10) dispose of any of their assets or properties, other than in the ordinary course of their business; (11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger of it or its Subsidiary with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and BCOF shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (12) take any other action or permit its Subsidiary to take any action not in the ordinary course of business of it and its Subsidiary; or (13) directly or indirectly agree to take any of the foregoing actions.
     (B) Synovus covenants to BCOF that without the prior written consent of BCOF, which consent will not be unreasonably withheld, Synovus will not take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (b) adversely affect its ability to perform its covenants and agreements on a timely basis under this Plan.

III. REPRESENTATIONS AND WARRANTIES
     Synovus hereby represents and warrants to BCOF, and BCOF represents and warrants to Synovus, that, except as previously disclosed in the Synovus and BCOF Disclosure Schedules of even date herewith delivered to the other party:
     (A) the representations set forth in Recitals A through D of the Plan with respect to it are true and correct and constitute representations and warranties for the purpose of Article V hereof;
     (B) the outstanding shares of capital stock of it and its Subsidiaries are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. §55 in the case of a national bank subsidiary) non-assessable, and subject to no preemptive rights of current or past shareholders;
     (C) each of it and its Subsidiaries has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which either individually or in the aggregate, will not have a Material Adverse Effect) where such qualification is required to carry on its business as it is now being conducted, to own all its material properties and assets, and has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;
     (D) the shares of capital stock of each of its Subsidiaries are owned by it (except for director’s qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer;
     (E) subject, in the case of BCOF, to the receipt of any required shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of it and, subject to receipt of such approvals of shareholders, filing of all required governmental filings and notices, receipt of all required regulatory approvals and compliance with all applicable securities and banking laws, is a legal, valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles including the remedies of specific performance or injunctive relief;
     (F) subject to receipt of all required shareholder approvals, filing of all required governmental filings and notice, receipt of all required regulatory approvals and compliance with all applicable securities and banking laws, the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its Subsidiaries or to which it or its Subsidiaries (or any of their respective properties) is subject which breach, violation or default would have a Material Adverse Effect, or enable any person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of it or any of its Subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities and the approval of the shareholders of BCOF, both of which are referred to in paragraph (A) of Article V and any consents and approvals the absence of which will not have a Material Adverse Effect;
     (G) in the case of Synovus, since December 31, 2003, it has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and SEC rules and regulations thereunder (the “SEC Reports”), each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act and the applicable rules and regulations thereunder. As of their respective dates, none of the SEC Reports, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities (contingent or otherwise) except as disclosed in the SEC Reports. For purposes of this paragraph, material shall have the meaning as defined under the Securities Act, the Exchange Act and the rules promulgated thereunder;
     (H) in the case of BCOF: (1) it has previously delivered to Synovus copies of the financial statements of BCOF, and of BCOF’s Subsidiary, as of and for each of the years ended December 31, 2004 and 2003, and for the periods ended March 31 and June 30, 2005, and BCOF shall deliver to Synovus, as soon as practicable following the preparation of additional financial statements for each subsequent calendar quarter and year end of BCOF and BCOF’s Subsidiary, the additional financial statements of BCOF and BCOF’s Subsidiary (including, with respect to First Florida Bank, call reports of First Florida Bank) as of and for each subsequent calendar quarter and year end (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the “Financial Statements of BCOF” and the “Financial Statements of BCOF’s Subsidiary,” respectively); and (2) each of the Financial Statements of BCOF and each of the Financial Statements of BCOF’s Subsidiary (including the related notes), have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been and will be consistently applied during the periods involved, except as otherwise noted therein, and all the books and records of BCOF and BCOF’s Subsidiary have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of BCOF and each of the Financial Statements of BCOF’s Subsidiary (including the related notes) fairly present or will fairly present the financial position of BCOF on a consolidated basis and the financial position of BCOF’s Subsidiary as of the respective dates thereof and fairly present or will fairly present the results of operations of BCOF on a consolidated basis and the results of operations of BCOF’s Subsidiary for the respective periods therein set forth. BCOF and BCOF’s Subsidiary have no material obligations (contingent or otherwise) except as disclosed in the Financial Statements of BCOF and the Financial Statements of BCOF’s Subsidiary.
     (I) it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 2004 or disclosed in the notes thereto and since December 31, 2004 it and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice;
     (J) there has not been the occurrence of one or more events, conditions, actions or statements of fact which have had or are reasonably likely to have a Material Adverse Effect with respect to it since December 31, 2004;
     (K) all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit, examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Deferred taxes have been provided for in its financial statements in accordance with generally accepted accounting principles applied on a consistent basis;

     (L)(1) there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries which is likely to have a Material Adverse Effect (and it is not aware of any basis for any such suit, action or proceeding), nor is there any judgment, decree, injunction, rule or order of any governmental or regulatory entity or arbitrator outstanding against it or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; and (2) neither it nor any of its Subsidiaries is subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect;
     (M) neither it nor its Subsidiaries are in default in any material respect under any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default;
     (N) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), that cover any of its or its Subsidiaries’ employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA (“Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; to the actual knowledge of its executive officers, there are no pending or anticipated material claims against or otherwise involving any of its employee benefit plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of activities of such plans) has been brought against or with respect to any such plan, except for any of the foregoing which would not have a Material Adverse Effect; no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it and its Subsidiaries have not contributed to a “multi-employer plan”, as defined in Section 3(37) of ERISA; and it and its Subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA;
     (O) each of it and its Subsidiaries has good and marketable title to its respective properties and assets, tangible or intangible (other than property as to which it is lessee), except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;
     (P) it knows of no reason why the regulatory approvals referred to in paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such paragraphs (A)(2) and (3) and it has taken no action or agreed to take any action that is reasonably likely to prevent the Merger from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes;
     (Q) in the case of Synovus, its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2004 was, and its reserve for possible loan and lease losses as shown in all Quarterly Reports on Form 10-Q subsequent to December 31, 2004 and filed prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies, and in the case of BCOF, its reserve for possible loan and lease losses as shown in its audited financial statements as of December 31, 2004 was, and its reserve for possible loan and lease losses as shown in its unaudited quarterly financial statements prepared for all quarters subsequent to December 31, 2004 ending prior to the Effective Date and any additional year end prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies;
     (R) it and each of its Subsidiaries: (1) conducts its business in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, policies or guidelines applicable thereto; and (2) has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;
     (S) in the case of Synovus, the shares of Synovus Common Stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights of any current or past shareholders;

     (T) neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened;
     (U) other than services provided by Hovde Financial L.L.C., which has been retained by BCOF and the arrangements with which, including fees, have been disclosed to Synovus prior to the date hereof, neither it nor any of its Subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its Subsidiaries, in connection with the Plan or the transactions contemplated hereby;
     (V) the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by Synovus for the purpose of, among other things, registering the Synovus Common Stock to be issued to the shareholders of BCOF in the Merger (the “Registration Statement”); or (2) the proxy statement to be filed with the SEC under the Exchange Act and distributed in connection with BCOF’s meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the “Proxy Statement”, and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of shareholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;
     (W) for purposes of this section, the following terms shall have the indicated meaning:
     “Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ‘ 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ‘ 6901, et seq; the Clean

Air Act, as amended, 42 U.S.C. ‘ 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ‘ 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ‘ 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ‘ 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ‘ 300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.
     “Hazardous Substance” means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, friable asbestos, radioactive material, and polychlorinated biphenyls.
     “Loan Portfolio Properties and Other Properties Owned” means those properties owned or operated by Synovus or BCOF as applicable, or any of their respective Subsidiaries.
          (1) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened against it and its Subsidiaries relating to the Loan Portfolio Properties and Other Properties Owned by it or its Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, in the actual knowledge of its executive officers and the executive officers of its Subsidiaries, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings, except such which will not have, or result in, a Material Adverse Effect; and
     (X) in the case of BCOF, all securities issued by it (or any other person), convertible into BCOF Stock shall, as a result and upon consummation of the Merger be convertible only into Synovus Common Stock.
IV. COVENANTS
     Synovus hereby covenants to BCOF, and BCOF hereby covenants to Synovus, that:
     (A) it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as practicable, including the filing of all necessary applications and the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other party hereto to that end;

     (B) in the case of BCOF, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Plan as soon as is reasonably practicable following the effectiveness of the Registration Statement; (2) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws; (3) recommend to its shareholders that they approve the Plan (unless it has been advised in writing that to do so would constitute a breach of fiduciary or legal duties of its Board of Directors); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;
     (C) it will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;
     (D) Synovus will advise BCOF, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;
     (E) in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or “Blue Sky” permits, approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;
     (F) subject to its disclosure obligations imposed by law or regulatory authority, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided however, that nothing in this paragraph (F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law;
     (G) from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants reasonable access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan;
     (H) it shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence, or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; and (3) any material adverse change in its financial condition, results of operations or business; and it shall use its best efforts to prevent or remedy the same;
     (I) it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the “Board of Governors”) in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the Georgia Department of Banking and Finance (“Georgia Department”), the Florida Department of Financial Services (“Florida Department”) and to such other regulatory agencies as required by law;
     (J) it will use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes;
     (K) Synovus shall use its best efforts to cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and shall cause each such share to be entitled to ten (10) votes per share in accordance with and subject to those certain Articles of Amendment to Synovus’ Articles of Incorporation dated April 24, 1986;
     (L) following the Effective Date, Synovus shall provide generally to officers and employees of BCOF and its Subsidiary as of the Effective Date employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements (collectively, “Employee Benefits”), that are substantially similar, in the aggregate, to the Employee Benefits provided by BCOF and its Subsidiary as of the Effective Date. As soon as administratively and financially practicable following the Effective Date, Synovus shall provide generally to officers and employees of BCOF and its Subsidiary Employee Benefits that are substantially similar, in the aggregate, to those provided by Synovus and its Subsidiaries to similarly situated employees. With respect to Employee Benefits maintained by Synovus and its Subsidiaries in which BCOF employees participate after the Effective Date, Synovus agrees: (1) to treat service by BCOF employees prior to the Effective Date as service with Synovus for eligibility and vesting purposes only; and (2) to waive waiting periods and pre-existing condition limitations, if any, as would otherwise be applied to participating employees of BCOF upon the implementation of such Employee Benefits constituting “group health plans” within the meaning of Section 5000(b)(i) of the Code. In addition, if the Effective Date falls within an annual period of coverage under the medical plan of Synovus, each employee of BCOF and its Subsidiary shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of BCOF during the applicable coverage period through the

Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of Synovus;
     (M) in the case of Synovus, it shall promptly furnish BCOF with copies of all documents filed prior to the Effective Date with the SEC (and such documents shall, upon such filing with the SEC, be treated for purposes of paragraph (G) of Article III hereof, as among the SEC Reports of Synovus) and all documents filed with other governmental or regulatory agencies or bodies in connection with the Merger (as well as all correspondence to and from such governmental or regulatory agencies or bodies relating to the Merger) and, in the case of BCOF, it will furnish to Synovus, promptly after the preparation and/or receipt by BCOF thereof, copies of its unaudited monthly financial statements and shall furnish to Synovus, promptly after the preparation and/or receipt by BCOF or its Subsidiary copies of all monthly financial statements of its Subsidiary, and all call reports of First Florida Bank for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to Synovus, be treated for purposes of paragraph (H) of Article III hereof, as among the Financial Statements of BCOF and Financial Statements of BCOF’s Subsidiary;
     (N) BCOF shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the BCOF shareholders’ meeting called to approve the Merger, a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of BCOF Stock held by such “affiliate” except as contemplated by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of Synovus Common Stock to be received by such “affiliate” in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder. The certificates of Synovus Common Stock issued to affiliates of BCOF will bear an appropriate legend reflecting the foregoing;
     (O) it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;
     (P) in the case of Synovus, it shall take no action which would cause the shareholders of BCOF to recognize gain or loss as a result of the Merger to the extent such shareholders would not otherwise recognize gain or loss as described in paragraph (A)(8) of Article V;
     (Q) BCOF shall coordinate with Synovus the declaration of any dividends in respect of BCOF Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of BCOF Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of BCOF Stock and any shares of Synovus Common Stock any such holder receives in exchange therefor in the Merger;
     (R) BCOF will, within thirty (30) days after the date hereof, engage a firm satisfactory to Synovus to conduct: (a) a Phase I environmental site assessment of the banking facilities currently owned by BCOF upon which BCOF is conducting a banking business, which assessment shall meet the standards of ASTM E1527-00 and shall include at a minimum a site history, on-site inspection, asbestos sampling of presumed asbestos containing material, evaluation of surrounding properties and soil tests if the results of the Phase I indicate a need therefor; and (b) a transaction screen that meets the standards of ASTM E 1528 for the property that BCOF leases, and in addition, BCOF agrees to conduct a Phase I assessment of the leased property if, in Synovus’ reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties accruing to BCOF or BCOF’s successor. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Law. Delivery of the Phase I assessments and transaction screen satisfactory to Synovus is an express condition precedent to the consummation of the Merger. Within fifteen (15) days after receipt of these reports, Synovus shall notify BCOF in writing whether or not, in the reasonable judgment of Synovus, any potential liabilities identified in such reports could reasonably be expected to have or result in a Material Adverse Effect on BCOF. In the event that Synovus determines, in its reasonable judgment, any potential liabilities identified in such reports could reasonably be expected to have or result in a Material Adverse Effect on BCOF, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given BCOF good and valuable consideration for its agreement to obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same;
     (S) prior to the Effective Date, BCOF shall purchase for, and on behalf of, its current and former officers and directors, extended coverage under the current directors’ and officers’ liability insurance policy maintained by BCOF to provide for continued coverage of such insurance for a period of four years following the Effective Date with respect to matters occurring prior to the Effective Date;
     (T) (1) In the case of Synovus, subject to the conditions set forth in paragraph (T)(2) below, for a period of four (4) years after the Effective Date, Synovus shall indemnify, defend and hold harmless each person entitled to indemnification from BCOF and its Subsidiaries (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Florida law and by BCOF’s and its Subsidiary’s Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Synovus is required to effectuate any indemnification, Synovus shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Synovus and the Indemnified Party;
     (2) Any Indemnified Party wishing to claim indemnification under paragraph (T)(1) above upon learning of any such liability or litigation, shall promptly notify Synovus thereof. In the event of any such litigation (whether arising before or after the Effective Date), (a) Synovus shall have the right to assume the defense thereof, and Synovus shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Synovus elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Synovus and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Synovus shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Synovus shall be obligated pursuant to this paragraph (T)(2) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) Synovus shall not be liable for any settlement effected without its prior written consent, which will not unreasonably be withheld; and provided further, that Synovus shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law; and
     (U) prior to the Effective Date, BCOF will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.
V. CONDITIONS TO CONSUMMATION
     (A) The respective obligations of Synovus and of BCOF to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following conditions:
          (1) the Plan and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of BCOF in accordance with applicable law and BCOF shall have furnished to Synovus certified copies of resolutions duly adopted by BCOF’s shareholders evidencing the same;
          (2) the procurement by Synovus and BCOF of approval of the Plan and the transactions contemplated hereby by the Board of Governors, the Georgia Department and the Florida Department;
          (3) procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in paragraphs (A)(2) and (A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent which do not have a Material Adverse Effect) which would have such a Material Adverse Effect on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or BCOF;
          (4) the satisfaction of all other statutory or regulatory requirements, including the requirements of NYSE or other self regulating organizations, which are necessary to the consummation of the transactions contemplated by the Plan;
          (5) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state court of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
          (6) no party hereto shall be subject to any order, decree or injunction or any other action of a United States federal or state governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;
          (7) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Synovus shall have received all state securities law and “Blue Sky” permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;
          (8) each party shall have received an opinion (“Tax Opinion”) from Powell Goldstein LLP, on or before the Effective Date, to the effect that for federal income tax purposes (a) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (b) the exchange in the Merger of BCOF Stock for Synovus Common Stock will not give rise to gain or loss to the shareholders of BCOF with respect to such exchange (except to the extent of cash received in lieu of fractional shares), (c) the holding period for the Synovus Common Stock will include the period during which the BCOF stock was held by a shareholder if the BCOF stock was held as capital asset in the hands of the BCOF shareholder, (d) the basis in the Synovus Common Stock will equal the basis of BCOF Stock (except to the extent of any basis allocable to any fractional share redeemed for cash), and (e) neither BCOF nor Synovus will recognize gain or loss as a consequence of the Merger; and
          (9) each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chief Executive Officer and its Chief Financial Officer, to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to Powell Goldstein LLP in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in paragraph (A)(8) of this Article V.

     (B) The obligation of Synovus to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:
          (1) the representations and warranties of BCOF contained in this Agreement shall be true and correct in all material respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all material respects as of such date) and the covenants of BCOF contained herein shall be complied with by the Effective Date; provided, however, if any such representation or warranty shall be subject to a qualification as to materiality, such qualified representation and warranty shall be true and correct in all respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date);
          (2) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either BCOF or its Subsidiary: (a) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect, or which may be foreseen to have a Material Adverse Effect on, either BCOF or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;
          (3) Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of BCOF which, in the reasonable judgment of Synovus, is materially at variance with one or more of the warranties or representations of BCOF set forth in this Agreement or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on BCOF;
          (4) Robert O. Smedley shall have entered into an employment agreement with Synovus as proposed by Synovus and approved by Mr. Smedley which will become effective as of the Effective Date;
          (5) on the Effective Date, First Florida Bank will have a CAMELS rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;
          (6) on the Effective Date, BCOF will have a non-performing assets ratio (with such ratio to be determined as follows: nonaccrual and restructured loans plus other real estate divided by total loans net of unearned income plus other real estate) of not more than 1.50% reported (and not more than .30% excluding an existing non-performing asset in the amount of approximately $3.1 million), an annualized charge off ratio (based on the six month period ending on the Effective Date) of not more than .06% and an allowance for loan losses which will be adequate in all material respects under generally accepted accounting principles applicable to banks;
          (7) BCOF shall have delivered to Synovus the environmental reports referenced in Article IV(R);
          (8) the results of any regulatory exam of BCOF and its Subsidiary occurring between the date hereof and the Effective Date shall be reasonably satisfactory to Synovus; and
          (9) each of the officers and directors of BCOF shall have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against BCOF other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer.
     (C) The obligation of BCOF to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:
          (1) the representations and warranties of Synovus contained in this Agreement shall be true and correct in all material respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all material respects as of such date) and the covenants of Synovus contained herein shall be complied with by the Effective Date; provided, however, if any such representation or warranty shall be subject to a qualification as to materiality, such qualified representation and warranty shall be true and correct in all respects, in each case on the date hereof and on the Effective Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date);
          (2) the listing for trading of the shares of Synovus Common Stock which shall be issued pursuant to the terms of this Plan on the NYSE, shall have been approved by the NYSE subject to official notice of issuance and the Board of Directors of Synovus shall have adopted a resolution granting 10 votes per share with respect to the shares of Synovus Common Stock to be issued under this Agreement;
          (3) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its Subsidiaries: (a) which, in the reasonable judgment of BCOF, would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;
          (4) BCOF shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of BCOF, is materially at variance with one or more of the warranties or representations of Synovus set forth in this Agreement or which, in the reasonable judgment of BCOF, has or will have a Material Adverse Effect on Synovus;
          (5) BCOF shall have received from the Senior Deputy General Counsel of Synovus an opinion to the effect that Synovus is duly organized, validly existing and in good standing, the Plan has been duly and validly authorized by all necessary corporate action on the part of Synovus, has been duly and validly executed and delivered by Synovus, is the valid and binding obligation of Synovus, enforceable in accordance with its terms except as such may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and that the shares of Synovus Common Stock to be issued in the Merger are duly authorized, validly issued, fully paid, nonassessable, and not subject to any preemptive rights of any current or past shareholders;
          (6) BCOF shall have received from Hovde Financial L.L.C. a letter to the effect that, in the opinion of such firm, the Per Share Exchange Ratio is fair, from a financial point of view, to the holders of BCOF Stock; and
          (7) Synovus shall not have issued any shares of stock with preferences superior to those of the Synovus Common Stock to be issued to the shareholders of BCOF in connection with the Merger.
VI. TERMINATION
     A. The Plan may be terminated prior to the Effective Date, either before or after its approval by the stockholders of BCOF:
          (1) by the mutual consent of Synovus and BCOF, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;
          (2) by Synovus or BCOF if consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in Article V hereof unless the failure to meet such condition precedent is due to a breach of the Plan by the party seeking to terminate;
          (3) by Synovus or BCOF if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by April 30, 2006 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate;

          (4) by BCOF if the closing price of Synovus Common Stock on the NYSE decreases by more than 15% from $29.11 and such decrease as measured from August 17, 2005 exceeds the change in the aggregate closing price per share of an index of Southeastern Bank Holding Company stocks consisting of BB&T Corporation, SunTrust Banks, Inc., Compass Bancshares, Inc., The Colonial BancGroup, Inc., Regions Financial Corporation, AmSouth Bancorporation, First Horizon National Corporation, South Financial Group, Inc., First Citizens Bancshares, Inc. and BancorpSouth, Inc. on any date of determination, including the Effective Date, by more than 15 percentage points, provided, however, that in the event between the date of this Agreement and the Effective Date, the outstanding shares of Synovus Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reorganization, reclassification, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in Synovus’ capitalization, then the parties shall mutually agree upon the appropriate adjustment to be made to this paragraph. Synovus shall perform such calculation on a monthly basis and notify BCOF of any such change and BCOF shall thereafter have ten business days in which to make a determination to terminate this Agreement; and
          (5) by Synovus, if the closing price of Synovus Common Stock on the NYSE exceeds $29.11 by 15% or more and such percentage increase over $29.11, as measured from the first date the closing price of Synovus Common Stock on the NYSE exceeds $29.11, exceeds the change in the aggregate closing price per share of the index of Southeastern Bank Holding Company stocks in paragraph (A)(4) above, on any date of determination, including the Effective Date, by more than 15 percentage points, provided, however, that in the event between the date of this Agreement and the Effective Date, the outstanding shares of Synovus Common Stock shall be increased, decreased, changed into or exchanged for a different number or class of shares by reason of any reorganization, reclassification, recapitalization, stock dividend, stock split, reverse stock split, or other like changes in Synovus’ capitalization, then the parties shall mutually agree upon the appropriate adjustment to be made to this paragraph. Synovus shall perform such calculation on a monthly basis and notify BCOF of any such change and Synovus shall thereafter have ten business days in which to make a determination to terminate this Agreement. Notwithstanding the foregoing, Synovus shall not have the right to terminate this Agreement as a result of any increase in the closing price of Synovus Common Stock on the NYSE following the announcement by any person or entity (including Synovus) that it is commencing, or intends to commence, a tender offer or exchange offer for Synovus Common Stock or the announcement by any person or entity of any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Synovus.
     B. In the event of the termination and abandonment of this Agreement pursuant to paragraph (A) of Article VI of this Agreement, this Agreement shall become void and have no effect, except as set forth in paragraph (A) of Article VIII, and there shall be no liability on the part of any party hereto or their respective officers or directors; provided, however, that: (1)

BCOF shall be entitled to a cash payment from Synovus for BCOF’s reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by Synovus to satisfy any of its representations, warranties or covenants set forth herein; and (2) Synovus shall be entitled to a cash payment from BCOF for Synovus’ reasonable out-of-pocket expenses relating to the Merger and for reimbursement of the fair market value of services provided by internal counsel and due diligence team members in connection with the Merger in an amount not to exceed $150,000, which amount shall not be deemed an exclusive remedy or liquidated damages, in the event of the termination of this Agreement due to the failure by BCOF to satisfy any of its representations, warranties or covenants set forth herein.
VII. EFFECTIVE DATE
     The “Effective Date” shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be filed with the Secretary of State of Georgia and Department of State of Florida.
VIII. OTHER MATTERS
     (A) None of the representations, warranties, covenants and agreements set forth in this Plan shall survive the Effective Date, except for paragraph (S) of Article III, and for those other covenants and agreements contained in this Plan that by their terms apply or are to be performed in whole or in part after the Effective Date. If the Plan shall be terminated, the agreements of the parties in paragraph (F) of Article IV, paragraph (B) of Article VI and paragraphs (A), (E) and (F) of this Article shall survive such termination.
     (B) Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefited by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.
     (C) This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.
     (D) The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia.
     (E) Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants. Notwithstanding the foregoing, in any dispute or action between the parties arising out of this Agreement, including any litigation, arbitration, and appellant proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing party shall be entitled to have and recover from the other party all fees, costs, and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).
     (F) Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.
     (G) All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing), by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Synovus:	Mr. Thomas J. Prescott
Chief Financial Officer
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
Fax (706) 649-2342

With a copy to:	Ms. Kathleen Moates
Senior Deputy General Counsel
Synovus Financial Corp.
1111 Bay Avenue, Suite 501
Columbus, Georgia 31901
Fax (706) 644-1957

If to BCOF:	Mr. Lowell C. Anderson
Banking Corporation of Florida
8850 Tamiami Trail North
Naples, Florida 34108
Fax (239) 597-5644

With a copy to:	John P. Greeley
Smith Mackinnon, P.A.
255 South Orange Avenue
Citrus Center, Suite 800
Orlando, FL 32801
Fax (407) 843-2448

     (H) All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.
     (I) The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.
     (J) This Plan may not be assigned by either party hereto without the written consent of the other party.
     In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

SYNOVUS FINANCIAL CORP.

By:	/s/ Frederick L. Green III

	Title:	Vice Chairman

BANKING CORPORATION OF FLORIDA

By:	/s/ Lowell C. Anderson

	Title:	Chairman and CEO

APPENDIX B
Florida Statutes
Appraisal Rights
607.1301 Appraisal rights; definitions.—The following definitions apply to ss. 607.1302-607.1333:
(1)	“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2)	“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3)	“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4)	“Fair value” means the value of the corporation’s shares determined:
(a)	Immediately before the effectuation of the corporate action to which the shareholder objects.

(b)	Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c)	For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.
(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6)	“Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7)	“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8)	“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9)	“Shareholder” means both a record shareholder and a beneficial shareholder.
607.1302 Right of shareholders to appraisal.—
(1)	A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:
(a)	Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b)	Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c)	Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d)	An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e)	Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f)	With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:
1.	Altering or abolishing any preemptive rights attached to any of his or her shares;

2.	Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3.	Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.	Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5.	Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.	Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.	Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.
(2)	Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:
(a)	Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:
1.	Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2.	Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.
(b)	The applicability of paragraph (a) shall be determined as of:
1.	The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2.	If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.
(c)	Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d)	Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:
1.	Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:
a.	Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b.	Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2.	Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:
a.	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.	Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c.	In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.
(e)	For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.
(3)	Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.
(4)	A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:
(a)	Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b)	Was procured as a result of fraud or material misrepresentation.
607.1303 Assertion of rights by nominees and beneficial owners.—
(1)	A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(a)	Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b)	Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.
607.1320 Notice of appraisal rights.—
(1)	If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2)	In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)	If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.
607.1321 Notice of intent to demand payment.—
(1)	If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:
(a)	Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b)	Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.
(2)	A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.
607.1322 Appraisal notice and form.—
(1)	If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)	The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:
(a)	Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:
1.	The shareholder’s name and address.

2.	The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.	That the shareholder did not vote for the transaction.

4.	Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5.	If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.
(b)	State:
1.	Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2.	A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.	The corporation’s estimate of the fair value of the shares.

4.	An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.	That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.	The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.
(c)	Be accompanied by:
1.	Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2.	A copy of ss. 607.1301-607.1333.
607.1323 Perfection of rights; right to withdraw.—
(1)	A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)	A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3)	A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.
607.1324 Shareholder’s acceptance of corporation’s offer.—
(1)	If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2)	Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.
607.1326 Procedure if shareholder is dissatisfied with offer.—
(1)	A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2)	A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

607.1330 Court action.—
(1)	If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2)	The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3)	All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)	The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5)	Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6)	The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.
607.1331 Court costs and counsel fees.—
(1)	The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(2)	The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)	Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b)	Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(3)	If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)	To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.
607.1332 Disposition of acquired shares.—
Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.
607.1333 Limitation on corporate payment.—
(1)	No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:
(a)	Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b)	Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.
(2)	The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

APPENDIX C
[Letterhead of Hovde Financial LLC]
October 6, 2005
Board of Directors
Banking Corporation of Florida
8850 Tamiami Trail North
Naples, FL 34108
Dear Members of the Board:
     We understand that Banking Corporation of Florida (“BCOF”), a Florida corporation, and Synovus Financial Corp. (“SNV”), a Georgia corporation, are about to enter into an Agreement and Plan of Merger, to-be-dated October 24, 2005 (the “Agreement”), pursuant to which BCOF will merge with and into SNV (the “Merger”), with SNV being the surviving corporation. As set forth in Section 1 (B) of the Agreement, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of the common stock, par value $.01 per share, of BCOF (“BCOF Stock”) issued and outstanding on the Effective Date, other than shares of BCOF Stock as to which dissenters’ rights have been duly and validly exercised in accordance with the Florida Business Corporation Act, shall be converted into and exchangeable for the right to receive 1.7697 shares of the common stock, par value $1.00 per share, of SNV (the “Purchase Consideration”). Capitalized terms used but not otherwise defined herein shall have the same meaning attributed to them in the Agreement. In connection with the Merger and the Agreement, you have requested our opinion as to the fairness, from a financial point of view, of the Purchase Consideration to be paid to the holders of BCOF Stock.
     Hovde Financial LLC (“Hovde”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with BCOF, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.
     We were retained by BCOF to act as its financial advisor in connection with the Merger. We will receive compensation from BCOF in connection with our services, a significant portion of which is contingent upon consummation of the Merger. BCOF has agreed to indemnify us for certain liabilities arising out of our engagement.
     During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement and all attachments thereto;

(ii)	reviewed certain historical publicly available business and financial information concerning BCOF and SNV;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning BCOF;

(iv)	analyzed certain financial projections prepared by the managements of BCOF and SNV;

(v)	held discussions with members of the senior managements of BCOF and SNV for the purpose of reviewing the future prospects of BCOF and SNV, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings (the “Synergies”) expected to be achieved as a result of the Merger;

(vi)	reviewed historical market prices and trading volumes for the common stock of SNV;

(vii)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant;

(viii)	evaluated the pro forma ownership of the common stock of SNV by the holders of BCOF Stock relative to the pro forma contribution of BCOF’s assets, liabilities, equity and earnings to the combined company;

(ix)	analyzed the pro forma impact of the Merger on the combined company’s earnings per share, consolidated capitalization and financial ratios; and

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.
     We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.
     In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by BCOF and SNV and in the discussions with the managements of BCOF and SNV. In that regard, we have assumed that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and nonperforming assets and net charge-

offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of BCOF and SNV and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for BCOF and SNV are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of BCOF, SNV or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of BCOF, SNV or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.
     We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Merger will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to BCOF, SNV and their subsidiaries. In rendering this opinion, we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Merger and we have further assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on SNV or the surviving corporations that would have a material adverse effect on the surviving corporations or the contemplated benefits of the Merger. We have also assumed that no change in applicable law or regulation would occur that would cause a material adverse change in the prospects or operations of SNV or any of the surviving corporations after the Merger.
     Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.
     We are not expressing any opinion herein as to the prices at which shares of the common stock of SNV issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of BCOF Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of BCOF Stock.
     This letter is solely for the information of the Board of Directors of BCOF and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of BCOF Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.
     Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Purchase Consideration to be received pursuant to the Agreement is fair, from a financial point of view, to the holders of BCOF Stock.

Sincerely,

/s/ Hovde Financial LLC

HOVDE FINANCIAL LLC

APPENDIX D
[Letterhead of Powell Goldstein LLP]
January 17, 2006

Synovus Financial Corp.	Banking Corporation of Florida
1111 Bay Avenue, Suite 500	8850 Tamiami Trail North
Columbus, Georgia 31901	Naples, Florida 34108
     Re: Merger of Banking Corporation of Florida into Synovus Financial Corp.
Ladies and Gentlemen:
     You have requested our opinion as to the tax consequences under the Internal Revenue Code of 1986, as amended (the “Code”) of the proposed merger (the “Merger”) of Banking Corporation of Florida (“BCOF”), a corporation organized and existing under the laws of the State of Florida with its principal office located in Naples, Florida with and into Synovus Financial Corp. (“Synovus”), a corporation organized and existing under the laws of the State of Georgia with its principal office located in Columbus, Georgia, with Synovus as the surviving entity, in accordance with that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 24, 2005, and incorporated herein by reference. Specifically, you have requested us to opine that the Merger will constitute a “tax-free” reorganization within the meaning of Section 368 of the Code.
     In rendering the opinions expressed below, we have examined the following documents (the “Documents”):
(a)	The Merger Agreement;
(b)	The Officer’s Tax Certificates of BCOF and Synovus that have been delivered to the undersigned and incorporated herein by reference;

(c)	The Proxy Statement of BCOF and the Prospectus for Synovus; and

(d)	Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.
     In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.
     In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) the Merger and the transactions contemplated in the Merger Agreement will be effected in accordance with the terms thereof.
     Finally, with your permission we have assumed that the sum of (i) the amount of any cash and the value of any property other than Synovus stock paid to BCOF shareholders who exercise their statutory right to dissent to the Merger, (ii) the amount of cash and the value of any property other than Synovus stock given as consideration by Synovus (or a person related to Synovus within the meaning of Treasury Regulation Section 1.368-1(e)(2)) in exchange for BCOF stock prior to, but in contemplation of, the Merger or in redemption of Synovus stock after the Merger, and (iii) the amount of cash paid to BCOF shareholders in lieu of the issuance of fractional shares of Synovus stock will not exceed fifty percent (50%) of the sum of the total value of the BCOF stock outstanding immediately prior to the effective time of the Merger and the total value of any BCOF stock purchased by Synovus (or a person related to Synovus within the meaning of Treasury Regulation Section 1.368-1(e)(2)) prior to, but in contemplation of, the Merger.
OPINION
     Based upon the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Code Sections 368(a)(1)(A) to which BCOF and Synovus are parties. Accordingly, it is our opinion that:
a.	No gain or loss will be recognized for federal income tax purposes by a BCOF shareholder upon the exchange of shares of BCOF stock solely (but not including cash received in lieu of fractional shares) for shares of Synovus stock. Code Section 354(a).

b.	Cash received in lieu of fractional shares will be treated for federal income tax purposes as if the fractional shares were distributed and then redeemed by Synovus. The cash payments will be treated as having been received as a distribution in exchange for the fractional shares redeemed. Code Section 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116.

c.	The basis of the Synovus stock, not including a fractional share, if any, of Synovus stock (that is treated as issued in the Merger and immediately redeemed), that is received by a BCOF shareholder in the Merger will equal the shareholder’s basis in the BCOF stock surrendered therefore (not including that portion of such basis allocated to the fractional share, if any, of Synovus received by such shareholder). Code Section 358(a)(1).

d.	The holding period of the Synovus stock received by a BCOF shareholder will include the period during which such shareholder held the BCOF stock surrendered therefor, provided the BCOF stock was a capital asset in the hands of such shareholder at the time of the Merger. Code Section 1223(1).

e.	A BCOF shareholder receiving solely cash in exchange for his or her BCOF stock in the Merger as a result of such shareholder’s exercising of his or her statutory right to dissent in connection with the Merger generally will recognize gain or loss equal to the difference between the amount of cash so received and the basis in his or her BCOF common stock surrendered in the Merger.

f.	No gain or loss will be recognized by Synovus or BCOF as a consequence of the Merger. Code Section 361(a).
* * * * *
     Our opinions are based upon the facts as they exist today, the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing federal case law, any of which could be changed at any time. Any such change may be retroactive in application and could modify the legal conclusion upon which our opinions are based.
     In addition, this opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain BCOF shareholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold BCOF common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code, and shareholders who acquired their shares of BCOF stock pursuant to the exercise of BCOF options or otherwise as compensation.
     This opinion letter is being furnished only to the party to which it is addressed and is solely for its benefit. No other person shall be entitled to rely on the opinions contained herein without our prior express written consent. Except for its inclusion in the Registration Statement on Form S-4 of Synovus, to which this opinion is attached as an exhibit with our consent, this opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

Very truly yours,

/s/ Powell Goldstein LLP

POWELL GOLDSTEIN LLP

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS
     Item 20. Indemnification of Directors and Officers
     Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.
     Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.
     Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.
     In accordance with Article VIII of the Company’s Bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of the Company shall be indemnified and held harmless by the Company from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the Company; (b) because he or she or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.
     Pursuant to Article VIII of the Bylaws of the Company, reasonable expenses incurred in any proceeding shall be paid by the Company in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.
     The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.
     The Company carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of the Company for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     Item 21. Exhibits and Financial Statement Schedules
     The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2	Agreement and Plan of Merger is attached as Appendix “A” to the Proxy Statement/Prospectus included in this Registration Statement. Schedules to this Exhibit have not been filed; upon request, Synovus Financial Corp. will furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule.

3.1	Articles of Incorporation of Synovus Financial Corp., as amended, incorporated by reference to Exhibit 4(a) of Synovus Financial Corp.’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 23, 1990 (File No. 33-35926).

3.2	Bylaws, as amended, of Synovus Financial Corp., incorporated by reference to Exhibit 3.1 of Synovus Financial Corp.’s Current Report on Form 8-K dated October 20, 2004 filed with the Securities and Exchange Commission on October 20, 2004.

5	Legal opinion of the Senior Deputy General Counsel of Synovus regarding the legality of the

Exhibit No.	Description
Synovus common stock being issued in the Merger.

8	Tax opinion of Powell Goldstein LLP regarding the tax consequences of the Merger to shareholders of BCOF common stock is attached as Appendix “D” to the Proxy Statement/Prospectus included in this Registration Statement.

23.1	The consent of KPMG LLP re: Consolidated Financial Statements of Synovus Financial Corp. and Subsidiaries.

23.2	The consent of Powell Goldstein LLP regarding its tax opinion filed as Appendix “D” to the Proxy Statement/Prospectus included in this Registration Statement is contained in its opinion filed as Exhibit 8 to this Registration Statement.

23.3	The consent of the Senior Deputy General Counsel of Synovus is contained in her opinion filed as Exhibit 5 to this Registration Statement.

23.4	The consent of Hovde Financial L.L.C. regarding its opinion as to the fairness of the exchange ratio to be received by BCOF shareholders filed as Appendix “C” to the Proxy Statement/Prospectus included in this Registration Statement.

24	Powers of Attorney are contained on the signature pages of this Registration Statement and incorporated herein by reference.

99.1	Form of Proxy.

99.2	Opinion of Hovde Financial L.L.C. as to the fairness of the exchange ratio to be received by BCOF shareholders is attached as Appendix “C” to the Proxy Statement/Prospectus included in this Registration Statement.
     The Registrant agrees to provide to the Commission, upon request, copies of instruments defining the rights of holders of long-term debt of the Registrant.
     Item 22. Undertakings.
(a)	The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price-represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	For the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(1)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(f)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)	The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(h)	The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

(i)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(j)	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(k)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on the 18th day of January, 2006.

SYNOVUS FINANCIAL CORP.
(Registrant)

By:	/s/Richard E. Anthony

Richard E. Anthony,
Principal Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Blanchard, Richard E. Anthony and Thomas J. Prescott, and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/Richard E. Anthony	Date: January 18, 2006
Richard E. Anthony,
Principal Executive Officer and Director

/s/James H. Blanchard	Date: January 18, 2006
James H. Blanchard,
Chairman of the Board

/s/Thomas J. Prescott	Date: January 18, 2006
Thomas J. Prescott,
Executive Vice President,
Principal Accounting and Financial Officer

/s/Daniel P. Amos Daniel P. Amos,	Date: January 18, 2006
Director

/s/Richard Y. Bradley	Date: January 18, 2006
Richard Y. Bradley,
Director

Frank W. Brumley,	Date: , 2006
Director

/s/Elizabeth W. Camp	Date: January 18, 2006
Elizabeth W. Camp,
Director

C. Edward Floyd,	Date: , 2006
Director

/s/Gardiner W. Garrard, Jr.	Date: January 18, 2006
Gardiner W. Garrard, Jr.,
Director

T. Michael Goodrich,	Date: , 2006
Director

V. Nathaniel Hansford,	Date: , 2006
Director

/s/John P. Illges, III	Date: January 18, 2006
John P. Illges, III,
Director

/s/Alfred W. Jones III	Date: January 18, 2006
Alfred W. Jones III,
Director

/s/Mason H. Lampton	Date: January 18, 2006
Mason H. Lampton,
Director

/s/Elizabeth C. Ogie	Date: January 18, 2006
Elizabeth C. Ogie,
Director

/s/H. Lynn Page	Date: January 18, 2006
H. Lynn Page,
Director

/s/J. Neal Purcell	Date: January 18, 2006
J. Neal Purcell,
Director

/s/Melvin T. Stith	Date: January 18, 2006
Melvin T. Stith,
Director

/s/William B. Turner, Jr.	Date: January 18, 2006
William B. Turner, Jr.,
Director

/s/James D. Yancey	Date: January 18, 2006
James D. Yancey,
Director